   As filed with the Securities and Exchange Commission on February 12, 1999
                        SEC Registration No. 333-68553
--------------------------------------------------------------------------------

                    U.S. Securities and Exchange Commission
                            Washington, D.C. 20549
                              AMENDMENT NO. 1 TO
                                   FORM SB-2

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        ELDORADO ARTESIAN SPRINGS, INC.
                  ------------------------------------------
                (Name of small business issuer in its charter)


          Colorado                           2086               84-0907853
------------------------------ ----------------------------   --------------
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

        P.O. Box 445, Eldorado Springs, Colorado  80025  (303)499-1316
      -------------------------------------------------------------------
             (Address and telephone number of principal executive
                   offices and principal place of business)

                               Douglas A. Larson
                        Eldorado Artesian Springs, Inc.
                                 P.O. Box 445
                       Eldorado Springs, Colorado  80025
                                (303) 499-1316
            -------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                  Copies to:
                                  ----------

        Laurie P. Glasscock, Esq.               Peter B. Shaeffer
     Chrisman, Bynum & Johnson, P.C.               Suite 1424
        1900 Fifteenth Street               135 South LaSalle Street
          Boulder, CO 80302                     Chicago, IL 60603
           (303) 546-1300                        (312) 782-5306


--------------------------------------------------------------------------------

               Approximate date of proposed sale to the public:
  As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
___________________


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
Title of each class of   Amount to be         Proposed maximum     Proposed maximum     Amount of
securities to be         registered           offering price per   aggregate offering   registration fee
registered                                    share                price
---------------------------------------------------------------------------------------------------------
Common Stock,            805,000  shares /1/  $6.00/2/                $4,830,000            $1,342.74
$0.001 par value
---------------------------------------------------------------------------------------------------------

/1/ Includes 105,000 shares issuable upon exercise of the underwriter's over-allotment option.
/2/ The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933. These amounts are determined using a price of $6.00 per share which represents the low end of the range of prices to be determined by Eldorado and the underwriter prior to the offering. The trading market for Eldorado's common stock is very sporadic.


--------------------------

                        ELDORADO ARTESIAN SPRINGS, INC.

                        700,000 shares of Common Stock



Expected Offering Price......  $6.00 to $7.00 per share

Proposed Trading Symbol NASDAQ
SmallCap Market................................... ELDO

The Offering                           Per Share          Total
                                    ---------------    -----------
Public Price                               $6.00        $4,200,000

Underwriting discounts                     $0.60        $  420,000

Proceeds to Eldorado                       $5.40        $3,780,000
(before expenses
 payable by Eldorado)


Eldorado bottles and markets natural artesian spring water from a natural spring located in the foothills of the Colorado Rocky Mountains. Prior to this offering, Eldorado common stock has traded on a very limited basis on the NASDAQ Bulletin Board. Upon completion of this offering, we anticipate that the securities will trade on the NASDAQ SmallCap Market.

The offering price information in this table assumes that the option granted to the underwriter of this offering has not been exercised.

                          --------------------------

This investment involves a high degree of risk and the possibility of substantial dilution. We strongly urge you to read the entire prospectus and to consider Risk Factors for a description of the risks involved in Eldorado's business beginning on page 4 and Dilution for a description of the dilution to new investors on page 13, before making any investment decisions.

                          --------------------------

The information in this prospectus is not complete and may be changed. Eldorado may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or solicitation is not permitted.

The SEC has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          --------------------------

                        Mills Financial Services, Inc.

        Mills Financial Services, Inc. will underwrite the securities on a firm commitment basis, subject to its acceptance of the common stock and certain other conditions and legal matters. We expect that delivery of the common stock will be made against payment in _______________________, on or about ______, 1999. The underwriter will receive an option, exercisable within 30 days after the date of this prospectus, to purchase up to 105,000 additional shares of common stock solely to cover an over-allotment in addition to other compensation. See the section "Underwriting", beginning on page 29 for a more detailed description of the underwriting agreement.

                          --------------------------

                The date of' this prospectus is  ________, 1999

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
Prospectus Summary.....................................................................    1
     Eldorado Artesian Springs.........................................................    1
     Key Facts.........................................................................    1
     Summary of Financial Information..................................................    2
Risk Factors...........................................................................    3
Additional Information.................................................................    7
Forward-Looking Information and Associated Risks.......................................    7
Use of Proceeds........................................................................    8
Determination of the Offering Price....................................................    9
Dilution...............................................................................    9
Capitalization.........................................................................    9
Management's Discussion and Analysis of Financial Condition and Results of Operations..   10
Eldorado and its Business..............................................................   14
Management.............................................................................   21
Principal Stockholders.................................................................   24
Certain Relationships and Related Transactions.........................................   24
Legal Proceedings......................................................................   25
History of Security Placements.........................................................   25
Description of Securities..............................................................   25
Shares Eligible for Future Sale........................................................   26
Underwriting...........................................................................   28
Commission Position on Indemnification for Securities Act Liabilities..................   30
Legal Matters..........................................................................   31
Experts................................................................................   31
Index to Financial Statements..........................................................  F-1


                               PROSPECTUS SUMMARY

     This summary highlights some of the information in this prospectus and may not contain all of the information that is important to you. We strongly urge you to read the entire prospectus which contains more detailed information about Eldorado, its finances, products and financial statements. All information in this prospectus, unless otherwise indicated, assumes no exercise of any outstanding options or warrants. All references to shares of common stock described in this prospectus have been adjusted to give effect to a twelve (12) for one (1) reverse stock split that occurred April 1, 1998. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

                           ELDORADO ARTESIAN SPRINGS

     Eldorado is a Colorado based-company primarily engaged in the bottling and marketing of natural artesian spring water. Over 90 years ago, the artesian springs were the center of Eldorado Springs Resort where prominent people of the day traveled to "take the waters". Today, the springs, located in the foothills of the Colorado Rocky Mountains, are surrounded by thousands of acres of state and city park land, providing a well protected source. The water is naturally purified as it rises through layers of sandstone under its own artesian pressure. The water is bottled at the source in its natural state and is not chemically treated in any way. Currently, our operations consist of a home/commercial delivery business and a retail clear, plastic bottle business. The clear, plastic bottles, commonly referred to as PET bottles, are typically
1.5 liters and smaller and are sold to retail grocers.


     According to beverage industry analysts, the bottled water industry, currently a $3.9 billion business, is the fastest growing major category in the entire beverage industry and is growing at a rate of 9% to 10% per year. This growth is attributable to healthier lifestyles and questionable municipal water services. The PET segment of the bottled water industry is currently a $930 million business and is growing at a much faster rate--an estimated 20% to 30% per year--than the industry as a whole. Analysts expect just the PET segment of the industry to reach $3 billion in wholesale sales over the next ten years, which is an indicated rate of growth of 17% annually.

     Our principal business address is 294 Artesian Drive, Eldorado Springs, CO 80025 and our phone number is (303) 499-1316. We began our business in April 1983 as a privately-held Colorado company and merged with Lexington Funding, Inc., a public-traded company in April 1987.

                                   KEY FACTS

Shares to be Sold to the Public by
 Eldorado                                           700,000 shares


Common Stock Outstanding
Before Offering.......................  2,995,495 shares

Common Stock Outstanding
After Offering........................  3,695,495 shares

Use of Proceeds.......................  Acquisition of additional water rights, expansion of facilities,
                                        marketing programs and general
                                        working capital purposes

Proposed NASDAQ symbol................  ELDO

          The reference to common stock outstanding before and after this offering in the table does not include a total of 875,000 shares that are reserved for options under Eldorado's 1997 stock option plan or a total of 280,000 shares that are reserved for outstanding warrants. Refer to the section "Management - Stock Option Plan" on page 24 for a more detailed description of Eldorado's stock option plan and to the section "Description of Securities", beginning on page 25, for a more complete description of certain warrants that were issued by Eldorado.

SUMMARY OF FINANCIAL INFORMATION

        This prospectus contains unaudited financial statements for the nine months ended December 31, 1997 and 1998 and audited financial statements as of and for the fiscal years ended March 31, 1996, 1997 and 1998. The following table highlights some of the financial and operating information of Eldorado. For more detailed financial and operating information, including the related notes, see the Financial Statements beginning on page F-1 and Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 10.


                                                  As of and for the                             As of and for
                                                     Year Ended                              Nine Months Ended
                                                      March 31                                  December 31
                                   ---------------------------------------------      --------------------------------
                                       1996             1997             1998              1997               1998
                                   -------------  ---------------  -------------      --------------     -------------
                                                                                       (Unaudited)         (Unaudited)
Statement of operations data:
  Total revenues...............     $2,140,629       $2,644,521       $3,329,444        $2,462,096          $2,981,222
  Total operating expenses.....      1,923,849        2,346,999        3,069,859         2,157,860           2,745,193
  Earnings before taxes........         96,481          187,214          117,631           199,881             142,772
  Net income...................         73,327          124,152           83,228           158,741             111,362
  Earnings per share...........            .03              .05              .03               .06                 .04
Weighted average of number of
 shares outstanding............      2,695,412        2,695,412        2,695,495         2,695,495           2,972,586
Balance sheet data:
  Total assets.................      1,781,763        2,024,414        2,456,721         2,467,572           3,164,164
  Total liabilities............      1,438,223        1,556,722        1,905,801         1,841,139           1,811,801
  Stockholders' equiy..........          3,540          467,692          550,920           626,433           1,352,363
----------------------------

                                  RISK FACTORS

     This investment involves a high degree of risk. You should carefully consider, among other things, the following risk factors before making an investment decision.

General Business Risks

     Water Availability May Be Limited

     Our existing water rights were originally decreed by the District Court, Water Division No. 1 on July 11, 1973. In that decree, the Court determined that our water rights could be withdrawn from several points of diversion with priority dates, ranging from December 1901to December 1960. Under Colorado law, we have the right to beneficially use all of the water physically available from the points of diversion on our property, provided that all downstream water rights that have earlier priority dates (called senior water rights) are being satisfied from water available in the stream system. In the event that downstream senior water rights are not being satisfied, the State Engineer will either require us to curtail our diversions to satisfy the senior call for water, or require us to provide replacement water to the stream system in an amount necessary to offset our depletions to the stream system.

     Lack of Availability of Additional Water

     In order to avoid curtailment of our diversions, Eldorado has enrolled in a substitute supply plan which is a plan approved by the State Engineer on a year-to-year basis which provides water to the stream system for the benefit of downstream senior water rights and protects Eldorado's diversions from curtailment by senior calls. It should be emphasized that the substitute supply plan is only approved on a year-to-year basis and we do not have permanent protection of our water rights. Although the State Engineer has approved the substitute supply plan during every year that Eldorado has owned the water rights, it is possible that the State Engineer may not continue to do so in the future.

     Management has taken steps to acquire ownership of a replacement water source and if Eldorado acquires the replacement source, it will ask for approval of a permanent replacement plan from the water court. The permanent replacement plan is called our plan for augmentation. Once approved by the court, the plan for augmentation will protect Eldorado's water rights from senior calls on a permanent basis and will not require the State Engineer's annual approval. Management has signed an agreement to acquire the replacement water source but still requires the approval of the water district and the water court. If Eldorado fails to obtain approval of a permanent plan for augmentation, it will continue to need approval from the State Engineer for the substitute supply plan. If the State Engineer denies approval, it could harm our financial condition, by causing us to curtail our water use and hinder our ability to implement our business plan. The replacement water source is water that will be provided to the stream system to offset depletions to the downstream senior water rights. The replacement water is not water that would be used by Eldorado for bottling purposes.

     Competition May Affect Our Revenues and Market Position

     The bottled water industry is highly competitive. There are numerous competitors in most major markets, and differentiation among them can be difficult since the product is often perceived as generic by consumers. There are numerous operating springs within the United States, like Eldorado, producing a large number of branded products. These products are offered in local supermarkets and other retail outlets in the smaller consumer sizes and sold to home and office markets in one gallon and multiple gallon containers. More recently, the trend has been toward the development of national brands of natural spring water. Barriers to entry into markets may be low at certain local levels but increase significantly at the national level because of large marketing and distribution costs associated with obtaining and maintaining a presence at such distribution levels. In addition, many companies are now bottling water exclusively for retailers. Eldorado may face competition from these brands since they can compete on a lower price basis and often are given premium shelf space from the retailers.

     At the current level of distribution, Eldorado competes on the basis of customer service, product quality and price. Eldorado may not be as competitive as it seeks to expand its distribution area. Our competitors include more diversified corporations having substantially greater assets and larger sales organizations than Eldorado, as well as other small firms. Major competitors include The Perrier Group of America, Inc. and Great Brands of Europe.

     Changes in Consumer Preferences for Natural Spring Water

     Eldorado believes that the most important factor in the growth of natural spring water products has been a change in consumer preferences for bottled water. However, consumer preferences may be influenced by the availability and appeal of alternative beverages. In addition to drinking water, consumers have a choice of purified drinking water or they may choose to drink beverages other than spring water. Consumer demand for natural spring water may not continue to grow or may diminish in the future.

     Changes in Government Regulations

     Eldorado cannot guarantee that our operations will not be subject to more stringent requirements in the future. If Eldorado fails to comply with applicable laws and regulations, we could face fines, a temporary shutdown of production, product recalls, loss of certification to market our products or, even in the absence of government action, loss of revenue as a result of adverse market reaction to negative publicity. Any of these consequences could significantly and negatively impact our results of operations and financial condition.

     Lack of Finished Product Inventory

     Eldorado maintains a limited amount of finished product inventory. If an event caused our facilities to shut down, even for a short period, we would be unable to fill customer orders which could substantially reduce revenues and damage customer relations.

     Risks Relating to Registration Rights of Certain Shareholders and Warrant Holders

     During fiscal 1998, Eldorado issued 300,000 shares of restricted common stock and warrants to purchase 30,000 shares at $3.30 per share and 250,000 shares at $11.00 per share. When the warrants are exercised, the shares will have certain registration rights that require Eldorado to register the shares one time and to include the shares in another public offering by Eldorado an offering is being done. The subsequent sales of these shares could depress the public market price for the shares sold in this offering.

     Dilution in the Value of Your Shares

     At December 31, 1998, after giving effect to a 12 for 1 reverse stock split, Eldorado had net tangible book value of $1,310,870 or $0.44 per share based upon 2,995,495 shares of common stock outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of common stock into net tangible book value (total assets less total liabilities and intangible assets). After giving effect to the receipt of the net proceeds from this offering, the adjusted net tangible book value at December 31, 1998, would have been $4,825,870 or $1.31 per share. This represents an immediate increase of $0.87 per share to current shareholders. This represents an immediate dilution of $4.69 per share or 78.2% to the investors in this offering.

     Lack of Established Trading Market for Public Shares of Eldorado

     There is an extremely limited and very sporadic public market for Eldorado's common stock available for sale. In addition, the underwriter in this offering does not plan to make a market in Eldorado's shares after the offering. Although Eldorado intends to remain current in our required filings with the SEC and plans to register with the NASDAQ Small Cap market, we cannot assure that a public market will develop or will be maintained. A limited public market may make it more difficult to sell your shares.

     Potential Effects of Failure to List Common Stock on the NASDAQ Small Cap Market

     In the event that we are unable to satisfy the NASDAQ Small Cap listing requirements, trading would continue to be conducted in the pink sheets or on the OTC Bulletin Board. If the common stock is not quoted on the NASDAQ Small Cap Market, trading of the shares would be covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed shares. Under this rule, broker-dealers that recommend the shares must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Shares are exempt from this rule if the market price is at least $5.00 per share. If the shares were subject to the regulations applicable to penny stocks, the market liquidity for the shares would likely be reduced by limiting the ability of broker-dealers to sell the shares. This rule would also limit the ability of shareholders to sell their shares in the secondary market. There is no assurance that trading in our shares will not be subject to these or other regulations that would adversely affect the market for the shares.

     Majority Control by Eldorado's Current Officers and Directors

     Eldorado's officers and directors currently own a total of approximately 77% of the outstanding shares and after this offering will continue to own 63% of the outstanding shares. If they act together, our officers and directors will be in a position to control all matters requiring shareholder approval after the offering.

     Arbitrary Determination of Offering Price

     The public offering price of the shares being sold in this offering resulted from negotiations between Eldorado and the underwriter. The price was not based on the price of sales of the shares in the limited and sporadic public market for Eldorado's common stock as is normally the case with a second offering of stock by a public company. In particular, the offering price is not based upon the $2.75 sales price which we used in April 1998 to sell 300,000 shares in a private offering. It is also not related to a recent trading price of Eldorado's common stock of $1.56 on January 26, 1999. Among the factors considered in determining the public offering price were Eldorado's financial condition and prospects, market prices of similar shares of comparable publicly traded companies, certain financial and operating information of similar businesses and the general condition of the stock market. The offering price does not necessarily bear any relationship to Eldorado's assets, book value, earnings, or any other established indication of value.

     Significant Shares are reserved for a Stock Option Plan that May be Exercised in the Future

     Eldorado has set aside 875,000 shares of our common stock to issue to our employees, officers, directors and consultants. On May 26, 1998, our Board of Directors granted options to purchase 348,000 shares at $2.75 per share. In addition, on December 7, 1998, we granted options to purchase 150,000 shares at $2.75 per share. As of December 31, 1998, we have 495,500 options outstanding
under the stock option plan of which 113,500 can be exercised immediately.   If
our employees exercise these options, it may affect the market price for your shares.

     Additional Shares that May be Sold Into the Market

     After this offering is completed, Eldorado will have 2,707,404 shares of common stock held by our present shareholders that will not have been registered for sale. Under certain circumstances, these shares may be available for public sale by means of ordinary brokerage transactions in the open market. These shares must be sold according to SEC Rule 144 and shareholders must satisfy certain volume and time limitations. Rule 144 also permits, under certain circumstances, the sale of shares, without any limitation, by a person who is not an affiliate of Eldorado and who has held his or her shares for at least two years.

     The possibility of a sale under Rule 144 may reduce the market price of Eldorado's shares. In addition, certain outstanding warrants and options have registration rights which would permit public sale of the underlying shares of
common stock in the future.   Sales of these shares might decrease the market
price for the shares you are purchasing in this offering.

     Lack of Underwriting History

     Mills Financial Services, Inc., the underwriter in this offering, was the lead underwriter in one initial public offering completed in 1998. Mills has advised us that they will not make a market in Eldorado's shares after this offering. You should consider the limited experience of Mills Financial Services, Inc. in evaluating an investment in the common stock.

     Risk of Effects of Year 2000 Compliance Issues

     As our assessment of our Year 2000 exposure is not yet complete, we cannot fully and accurately estimate the impact of the worst case scenario at the present time. However, Eldorado does not expect the Year 2000 problem to create a material disruption in its business or have a material financial impact on its operations. In general, Eldorado believes that it has sufficient time, resources and expertise to accomplish the hardware and software upgrades that will be necessary, however, we cannot make any assurances that this will be the case.

                            ADDITIONAL INFORMATION

     Eldorado is subject to the reporting requirements of the Securities Exchange Act of 1934 and files quarterly and annual reports, proxy statements and other information with the SEC. Eldorado intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as Eldorado deems appropriate or as may be required by law.

     You may read and copy any materials Eldorado files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the site is http://www.sec.gov. Eldorado maintains an internet site at http://www.eldoradosprings.com.

     With respect to the offered shares, Eldorado has filed a Registration Statement on Form SB-2 with the Office of the SEC in accordance with the provisions of the Securities Act. This prospectus does not contain all of the information included in the Registration Statement. Certain portions have been omitted as permitted by the registration statement rules and regulations of the SEC. For further information with respect to Eldorado and the offered shares, refer to the registration statement and the accompanying exhibits. Statements in this prospectus concerning the provisions of any document are not necessarily complete and you should refer to the copy of the document for more information filed as an exhibit to the registration statement. The registration statement and the exhibits may be inspected, without charge or copies from:

        Public Reference Section                   Public Reference Section
        Securities and Exchange Commission         Midwest Regional Office
        Judiciary Plaza                       or   500 West Madison Avenue
        450 Fifth Street, NW                       Room 1400
        Room 1024                                  Chicago, Illinois 60661-2511.
        Washington, DC 20549

     FORWARD-LOOKING INFORMATION AND ASSOCIATED RISKS

     This prospectus contains forward-looking statements, and statements regarding, among other things, our growth strategy, anticipated trends in the industry in which we operate, water availability and our ability to enter into contracts with distributors. These forward-looking statements are based largely on Eldorado's expectations and are subject to a number of risks and uncertainties, which may be beyond our control. The forward-looking statements included in this prospectus are based on current expectations that involve a number of risks and uncertainties that might negatively affect Eldorado's operating results in the future. Such risks and uncertainties include, but are not limited to, the following: availability of debt and equity financing; interest rate fluctuations; effects of regional economic and market conditions; our ability to obtain additional water rights; labor and marketing costs; operating and packaging costs; the intensity of competition, legal claims, and the contingencies associated with Year 2000 compliance.

     Actual results could differ materially from these forward-looking statements as a result of the factors described in this prospectus, or other, regulatory or economic influences. In light of these risks and uncertainties, we cannot assure that the forward-looking statements in this prospectus will in fact transpire or prove to be accurate.

                                USE OF PROCEEDS

     The net proceeds to Eldorado from the sale of the shares offered in this prospectus will be $3,515,000, assuming a per share offering price of $6.00 and deducting the underwriting expenses and other expenses of the offering estimated at $685,000. We anticipate that we will use the net proceeds of this offering during the next twelve month period as follows:

                                                         Approximate
        Description                                     Dollar Amount    Percent
        ----------------------------------------------  -------------    -------
        Water Rights..................................     $  680,000     19.3%

        Offsite Facilities............................        750,000     21.4%

        Onsite Improvements...........................        600,000     17.1%

        Marketing.....................................      1,250,000     35.6%

        Additional Working Capital....................        235,000      6.6%
                                                        -------------    -------
                TOTAL                                      $3,515,000      100%

     The principal goal of Eldorado's water rights augmentation program is to acquire additional water rights in order to provide for anticipated growth in water sales. Management has entered into a contract to purchase additional water rights upon completion of this offering. The cost of the water rights is $680,000. Water rights in Colorado are generally a valuable asset that historically have appreciated in value over time. Eldorado believes that it is important to purchase additional water rights to increase revenues even under low flow conditions when a senior call on water is likely to occur. The contract is subject to approval of the water district and the water court and we cannot make assurances that we will be able to obtain these approvals.

     Eldorado intends to enter into an agreement over the next 18 months to two years to manufacture the PET bottles through construction of an offsite plastics facility in the Denver area or a joint venture with an existing manufacturer of the PET bottles. This would allow Eldorado to produce the bottles at a much lower cost and potentially avoid problems with supplies of the bottles in the future. We do not have any such agreements in place at this time.

     We are currently leasing a temporary warehouse facility. Over the next two years, we intend to lease or construct a warehouse/distribution facility in the Denver, Colorado area. The proposed facility would be approximately 30,000
square feet and have the capacity for expansion.   In addition, improvements to
the existing bottling plant will be made during the same time period.

     In order to meet our expansion objectives, Eldorado intends to pursue agreements with sellers of bottled water over the next 18 months. Management believes that Eldorado may be required to pay a distribution fee to a distributor in order to establish such a relationship. In addition to establishing an external distribution network, we may also use the proceeds to expand Eldorado's internal sales and distribution capabilities over the same time period, for in-store promotions, media advertising, slotting fees and special promotions.

     The balance of the net proceeds, if any, including any additional proceeds if the underwriter exercises its overallotment option, will be used for working capital and general corporate purposes.

     While this represents Eldorado's present intention with respect to the use of the offering proceeds, capital requirements or business opportunities, which are not currently anticipated, could cause management to elect to use proceeds for other general corporate purposes and for other purposes not contemplated at this time. Until we use the net proceeds, we will invest them in money market accounts and short-term certificates of deposit. Management believes that cash flow from operations, together with the net proceeds of this offering, will meet Eldorado's cash requirements for at least the next twelve (12) months.

                      DETERMINATION OF THE OFFERING PRICE

     The public offering price of the shares has been determined by negotiations between Eldorado and the underwriter. Eldorado and the underwriter considered, in addition to prevailing market conditions, Eldorado's historical performance, estimates of the business potential and earnings prospects of Eldorado, an assessment of Eldorado's management.

                                    DILUTION

     At December 31, 1998, Eldorado had outstanding a total aggregate of 2,995,495 shares of common stock the aggregate net tangible book value of these shares was $1,310,870 or approximately $0.44 per share. Net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of common stock outstanding.

     After giving effect to the sale of 700,000 shares of common stock at an assumed public offering price of $6.00 per share and receipt of the net proceeds of the offering, the pro forma net tangible book value of the common stock at December 31, 1998 would be $4,825,870, or approximately $1.31 per share. This represents an immediate increase in pro forma net tangible book value of $0.87 per share to the present shareholders and an immediate dilution of $4.69 per share to the public purchasers. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current shareholders as a result of this offering:

Assumed public offering price per share.........................          $6.00

Net tangible book value per share before offering...............  $0.44

Increase per share due to offering..............................   0.87
                                                                  -----
Pro forma net tangible book value per share after offering......           1.31
                                                                          -----

Dilution of net tangible book value per share to purchasers in
 this offering..................................................          $4.69
                                                                          =====
Dilution per share as a percentage of offering..................           78.2%

                                CAPITALIZATION

     The following table sets forth the capitalization of Eldorado as of December 31, 1998, and as adjusted to give effect to the receipt of the net proceeds of this offering based upon the assumed public offering price of $6.00 per share.

                                                                                               December 31, 1998
                                                                                         ------------------------------
                                                                                           Actual           As Adjusted
                                                                                         -------------      -----------
Long Term Debt (including current maturities)                                                   $1,574,571   $1,574,571

Stockholders' Equity

       Common Stock, $0.001 par value; authorized-50,000,000 shares; issued                          2,995        3,695
        and outstanding- 2,995,495 actual; and 3,695,495 as adjusted...................



       Additional Paid-In Capital                                                                  984,656    4,498,956

       Retained Earnings...............................................................            364,712      364,712
                                                                                                ----------   ----------

       Total Stockholders' Equity......................................................          1,352,363    4,867,363

                    Total Capitalization...............................................         $2,926,934   $6,441,934
                                                                                                ==========   ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Nine Months Ended December 31, 1998 and 1997
----------------------------------------------------------

     Revenues: Revenues for the nine months ended December 31, 1998 increased 21.1% compared to the same period in 1997. Revenues for the three months ended December 31, 1998 increased 24.1% compared to the same period ending December 31, 1997. This increase resulted from increased sales volumes to Eldorado's existing customer base as well as from sales to new customers. In addition, on October 1, 1998, Eldorado increased the selling price of the five gallon products. This increase contributed to the increase in revenues by 1.3% and 4.2% for the nine months and three months ended December 31, 1998. In November 1998, Eldorado introduced a new 3 gallon product for delivery. Five gallon product sales generated the majority of the increase in overall revenues compared to the smaller size products. Revenues for the five gallon products increased $364,816 to $2,327,863 for the nine month period ending December 31, 1998 versus $1,963,047 for the same period ending December 31, 1997. Sales of the one gallon products increased 30.3% and sales of the smaller (1.5 liter and less) PET packages increased by 46.2% for the nine months ended December 31, 1998 compared to the same period ending December 31, 1997.

     Gross Profit: For the first nine months of fiscal 1998, cost of goods sold was $381,584 compared to $362,822 for the same period of fiscal 1997. Gross profit increased 23.9% from $2,099,274 for the nine months ended December 31, 1997 to $2,599,638 for the same period in 1998. This represents an increase in gross profits from 85.3% of sales for the nine months ended December 31, 1997 to 87.2% for the nine months ended December 31, 1998. This increase in gross profits is attributable to the decrease in production cost and cost of goods as well as the price increase for the 5 gallon products.

     Operating Expenses: Operating expenses for the nine months ended December 31, 1998 increased 31.7% to $2,363,609 from $1,795,038 for the same period of fiscal 1997. This increase in operating expenses is the result of the increase in sales as well as an increase in other expenses. Salaries and related expenses increased 18.3% to $1,162,449 for the period ended December 31, 1998 versus $982,628 for the same period of fiscal 1997. Salaries and related expenses are 39% and 40% of sales for the nine months ended December 31, 1998 and 1997, respectively. The increase in salaries and related expenses is due to the 21.1% increase in revenues for the nine months ended December 31, 1998.

     General and administrative expenses increased to $580,970 or 19.5% of sales for the nine months ended December 31, 1998 compared to $341,988 or 13.9% of sales for the same period ending December 31, 1997. Officer liability insurance and general insurance expenses increased 31% for the nine months ended December 31, 1998 versus December 31, 1997. Eldorado added coverage for additional officers and directors. In addition, Eldorado added additional coverage for new vehicles and employees. In September 1998, Eldorado leased a temporary off-site warehouse in order to facilitate the delivery and shipment of goods which also added to the increase in general and administrative expenses.

     Selling and delivery expenses increased to $373,819 for the nine months ended December 31, 1998 versus $271,408 for the same period of fiscal 1997. As a percent of sales, this represents 12.6% and 11.1% for the nine months ended December 31, 1998 and 1997, respectively. This increase is largely attributable to the increase in promotions and advertising expenses through the nine months ended December 31, 1998. Promotional and advertising expenses increased 58.2% for nine months ended December 31, 1998 versus the same period ended December 31, 1997.

     Depreciation and amortization was $246,371 for the nine months ended December 31, 1998 compared to $199,014 for the same period ended December 31, 1997. Eldorado added additional bottling equipment and improvements to the plant that increased the amount of depreciation.

     Interest Income (Expense): Interest income increased to $14,078 for the nine months ended December 31, 1998 from $3,711 for the same period ended December 31, 1997. This increase is due to earnings on deposits of proceeds from the private placement that was completed in April 1998. Interest expense for the nine months ended December 31, 1998 was $107,335 compared to $108,066 for the same period ending December 31, 1997.

     Net Income and Comprehensive Income: The previous described operations resulted in net and comprehensive income for the first nine months of fiscal 1998 of $111,362 compared to $158,741 for the nine months ended December 31, 1997. Net and comprehensive income for the three months ended December 31, 1998 was $49,819 compared to $30,369 for the three months ended December 31, 1997.

Comparison of Fiscal Years Ended March 31, 1998 and 1997
--------------------------------------------------------

     Revenues. Revenues increased 25.9% to $3,329,444 for the year ended March 31, 1998 from $2,644,521 for the same period in fiscal 1997. This increase is primarily due to the increased volume of the five gallon products to existing customers as well as sales to new customers. Industry averages in the entire bottled water market were up between 10% and 11% in 1997 by trade analysts.

     Gross Profit. Costs of goods sold increased 20.7% from $415,263 in fiscal 1997 to $501,288 in fiscal 1998. This resulted in gross profits of $2,828,156 for fiscal 1998 versus $2,229,258 for fiscal 1997. As a percent of sales, gross margins increased to 84.9% in fiscal 1998 from 84.3% in fiscal 1997. This increase is primarily due to the increased sales of the five gallon product with higher profit margins and the addition of more efficient bottling equipment.

     Operating Expenses. For the fiscal years ended March 31, 1998 and 1997 total operating expenses were $2,568,571 and $1,931,736, respectively, an increase of $636,835 or 33.0%. As a percent of sales, operating expenses increased to 77.2% in fiscal 1998 from 73.1% in 1997. This is primarily due to the increase in advertising and promotional expenses and selling and delivery expenses in nine months for obtaining additional accounts as well as establishing brand name awareness in the highly competitive bottled water market. Increases in salaries and wages were 32.7% for the year ended March 31, 1998. This increase is due in part to the additional commissions for the new revenues generated. Part of the increase is also due to an across the board pay increase for all employees that became effective January 1998.

     Other Income (Expenses). Interest expense increased $31,495 for the year ended March 31, 1998. The increase in interest expense was a result of increased levels of debt acquired to finance additional machinery and equipment. Interest income was not material.

     Net Income and Comprehensive Income. Eldorado's net and comprehensive income decreased from $124,152 in fiscal 1997 to $83,228 in fiscal 1998 due to the previously described operations.

Liquidity and Capital Resources
-------------------------------

     Eldorado has traditionally financed operations with debt and has generated cash from its operations. With the restructuring of debt in June 1997, the new debt structure provided a $1,200,000 loan secured by Eldorado's property, a $300,000 loan for new equipment and a plant reconstruction, and a $100,000 working capital revolving line of credit. The $1,200,000 loan is due in June 2012 and is payable monthly with interest at the bank's prime rate plus .5% (8% at December 31, 1998). The $300,000 loan is due in June 2002 and is payable monthly with interest at 9.75%. Both notes are secured by substantially all of Eldorado's assets.

     Accounts receivable at December 31, 1998 were 19.9% higher than at December 31, 1997. This resulted from the 21.1% increase in revenues for the respective proceeding nine month period. Days sales outstanding of approximately 53 days was unchanged between years. Management has implemented new credit policies and collection programs to reduce the level of receivables. Management believes the investment in receivables should be under 40 days sales outstanding, more in line with industry averages. There is no assurance that the new policies and programs will be successful.

     On April 22, 1998, Eldorado completed a private placement of 300,000 shares of common stock at $2.75 per share. Eldorado received proceeds net of offering costs of $688,750 from the private placement of which $150,000 was placed in a joint account with Mills Financial Services, Inc. for a potential additional secondary stock offering. The intention for the use of proceeds of the private placement included replacing a five gallon bottling line to increase capacity from 160 bottles to 600 bottles per hour. By the end of September 1998, 100% of the bottling equipment was installed and being utilized. In addition, Eldorado is actively looking to lease or construct a warehouse/distribution facility in the Denver, Colorado area in order to add additional warehouse space.

     On May 19, 1998, Eldorado registered 875,000 shares of common stock of Eldorado pursuant to the 1997 stock option plan. The stock option plan provides for the grant of stock options to employees, directors and consultants of Eldorado.

Year 2000 Compliance Issues
---------------------------

     The year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure of miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     In anticipation of potential year 2000 problems, Eldorado has begun to replace and upgrade its management information systems to be year 2000 compliant. We expect to complete this process by the quarter ending June 1999. Eldorado has retained consultants to coordinate successful system implementation, including testing of year 2000 related problems. Testing for year 2000 compliance will commence upon system implementation and will continue throughout 1999. Eldorado presently believes that with successful system conversions, the year 2000 issue will not pose significant operational problems for its systems. However, although Eldorado's new software is designed to be year 2000 compliant, there can be no assurance that it contains all necessary data code changes. If Eldorado does not complete its planned conversions in a timely fashion, year 2000 could have a material impact on the our operations.

     Eldorado expects that assessment, remediation and contingency planning activities for its internal systems will be ongoing through 1999. We currently expect the total cost for these activities to be approximately $15,000. This total cost estimate does not include replacement of internal software and hardware in the normal course of business. The costs of the project and the date established for completion of year 2000 modifications are based on managements' best estimates, which were derived using numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area and the ability to locate and correct all relevant computer codes.

     Eldorado intends to obtain information from its suppliers and major customers regarding their products' year 2000 compliance. Eldorado does not currently have any information that would lead it to believe that year 2000 issues relating to its internal systems will have a material adverse impact on Eldorado's financial condition or overall trends in results of operations. Since third party year 2000 compliance is not within Eldorado's control, and since we have not yet obtained compliance information from our suppliers, there can be no assurance that the failure by a supplier to achieve year 2000 compliance would not adversely affect us. In addition, the purchasing patterns of our clients may be affected by year 2000 issues. Although Eldorado has formulated a contingency plan to date, it plans to continue to assess year 2000 risks to determine whether it needs to alter that plan.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     During the year ended March 31, 1998, Eldorado adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). SFAS 128 established new definitions for calculating and disclosing basic and diluted earnings per share. Basic earnings per share is based upon the weighted average number of shares outstanding as defined in SFAS 128. No diluted earnings per share is presented as there are no potential dilutive common shares. As required by SFAS 128, disclosure of events which would have had an effect on the number of shares outstanding is reflected in this prospectus.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards are components of comprehensive income, be reported in a financial statement that is displayed with the same prominence as other financial statements. Currently, Eldorado's only component, which would comprise comprehensive income, is its results of operations. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier periods to be restated. SFAS No. 130 is required to be adopted for Eldorado's 1999 fiscal year end financial statements and, as a reporting standard, SFAS No. 130 will have no impact on Eldorado's financial position or results of operations.

     In June 1997, FASB issued Statement of Financial Accounting Standards, No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131), effective for years beginning after December 15, 1997.
Statement No. 131 establishes standards for reporting information about operating segments and the methods by which such segments were determined. Currently, Eldorado only has one significant operating segment. Therefore, this pronouncement poses no significant changes in Eldorado's reporting methods.

ELDORADO AND ITS BUSINESS

     Eldorado bottles, markets and distributes non-sparkling natural spring water to regional and national customers. Eldorado and the spring are located at the base of a six hundred foot deep canyon in Eldorado Springs, Colorado. The history of Eldorado Springs dates back generations. The property was developed in 1905 as a Colorado resort that attracted famous guests from across the country.

     The artesian springs which are located on Eldorado's property emanate from one of the most unique geologic sources in the world. The source of Eldorado's water is rain and snow which has fallen on the Continental Divide in the Rocky Mountains and which then passes through multiple geologic formations and
aquifers before finally reaching the surface at Eldorado.   Due to this
circulation process, the resulting spring water is renowned as being from one of the purest natural artesian springs in the world.

     In 1983, Messrs. Larson, Sipple and Martin purchased the Eldorado Springs property from the founders of the resort. Eldorado operated as a private company until 1986 when it merged with Lexington Funding, Inc. Eldorado has focused on developing and expanding the business of bottling Eldorado Spring water. Eldorado bottles the water at the source in PET bottles and 3 and 5 gallon bottles. Since inception, Eldorado has expanded the business by focusing its marketing efforts on the five gallon delivery business. As this business has grown and gained in profitability, management has had the opportunity to introduce the PET bottles to the grocery retailers and these products have gained significant market shares among the large retail grocery chains. Current retail market shares for Eldorado's PET bottles range from 3% to 29%, depending on the size of the bottle.

     Eldorado has met all FDA requirements for the labeling of its water as "bottled at the source" and "natural". "Bottled at the source" signifies that the water is pumped directly from the source to the bottling facility. This eliminates handling and transportation procedures which might lead to contamination. "Natural" signifies that the chemical composition and mineral content of the bottled water are the same as those at the source. This contrasts with "purified" water from which certain chemicals and minerals are removed by means of filtration.

     Eldorado's objective is to become a leading provider of premium quality bottled water on a national level. Eldorado's strategy includes increasing sales to existing customers, broadening its current customer base, expanding its product line and establishing distributor relationships as well as strategic distribution alliances with other national beverage companies in order to take advantage of their established distribution networks.

Industry Overview
-----------------

     The bottled water industry is considered by many analysts to be the fastest growing major category in the beverage industry. The bottled water industry has exhibited consistent annual growth over the last twenty years and grew at a rate of 9% for 1997. According to Beverage Marketing Corp., a major reporter of bottled water statistics, bottled water sales increased to a $3.9 billion dollar business. Along with sales and volume, per capita consumption has increased to nearly 13 gallons, up from 11.7 in 1996. Driving the category's growth is the premium PET bottle segment which was up 30% in 1997, accounting for two-thirds of the category's overall growth. Industry analysts predict that premium PET
bottles will drive growth by 6 to 8 percent in 1998.   In 1981, bottled water
consumption represented 1.8% of the U.S. consumption of total beverage sales.
In 1997, that percentage had increased to 6.9%. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $3.4 billion of wholesale sales in 1997. PET bottles sales in 1997 reached $930 million and the segment is expected to double in 3 years.

     The bottled water industry is generally broken down into two segments: sparkling and non-sparkling waters. Non-sparkling waters dominate the industry with an estimated 87% share of total category volume. Non-sparkling water gallonage has in fact realized uninterrupted growth every year since statistics have been kept on the bottled water industry when Beverage Marketing Corporations began following this market in 1976.

Strategy
--------

     Eldorado's objective is to expand its operations based on the continued success of its PET bottled water products. Eldorado's plan consists of multiple phases that ultimately are targeted to expand distribution of Eldorado's retail products to regional and national markets. Aspects of Eldorado's strategy include the following:

     Water Rights Augmentation. When Eldorado's founders purchased the resort property in 1983, included in the purchase price were certain water rights for Eldorado. Eldorado realized substantial growth in its water bottling business since that date and Eldorado faces the possibility of its sales volume exceeding
its water rights capacity.   Of the approximate 105 million gallon total
physical flow of the springs, Eldorado currently has an augmentation contract for 24 acre feet which is the equivalent of approximately 7,820,424 gallons per year. Currently, Eldorado uses annualized use is 3,209,700 gallons per year. The principal goal of Eldorado's water rights augmentation program is to acquire additional water rights in order to provide for the forecasted increase in water sales resulting from the implementation of Eldorado's strategy.

     Eldorado believes that it is important to acquire additional water rights. Doing so would provide sufficient water access to implement Eldorado's business plan even under low flow conditions when a senior call on water is likely to occur. Management has signed a contract to purchase approximately 32 million gallons of water per year. The cost of the water rights is $680,000. The contract is subject to approval by the water district and the water court.

     Additional Facilities and Improvements. Eldorado has plans to improve its production facilities and increase its production capacity in order to facilitate expansion into new geographic markets. Over the next two years, plans initially call for remodeling the warehouse and adding additional office space. Additional improvements of the area surrounding the warehouse will modernize the current facilities and services.

     Warehouse and Distribution Facility. Eldorado will require additional off-site warehouse facilities in order to store raw materials and finished goods awaiting delivery to the regional warehouses of its customers. Within the next two years, Eldorado plans to purchase or construct a warehouse in the Denver, Colorado area and relocate the distribution operations to that facility. This would provide Eldorado with the additional warehouse space to accommodate the future growth of the delivery and retail business.

     Plastics Molding Facility-Molds. The second phase of the warehouse facility would be to operate a plastics facility for the PET bottles. This would include the equipment and the molds for the Eldorado brand. This facility can be included into the warehouse/distribution facility or into the existing warehouse facility. This would provide Eldorado with a more stable supply of the PET bottles and insure availability of the products in the future.

     Marketing. Eldorado believes that building its brand awareness and consumer loyalty will allow Eldorado to expand distribution. The pure quality of Eldorado water is one reason why Eldorado's bottled water has achieved significant market share in a short period of time in the retail stores where it has already been introduced. Eldorado also believes its attractive label and unique source of the water is a key factor in building brand awareness. In addition, Eldorado has positioned its bottled products in the retail market as a premium water because it is bottled at the source, it is not chemically treated and is naturally low in total dissolved solids.

     Enter New Distribution Channels. Eldorado's opportunity for growth lies in the ability of Eldorado to expand into additional distribution channels. This would involve agreements with distributors in the Colorado area. In addition, Eldorado may try to acquire other companies currently involved in the 5 gallon distribution business. This will allow Eldorado to build brand awareness and consumer loyalty by incorporating current operating procedures and sales strategies into the acquired companies. Any acquisitions will require additional debt or equity financing. At this time, Eldorado has no agreements or understandings to acquire additional companies.

Consumer Trends
---------------

     Much of the demand for bottled water is driven by consumer demand for pure quality bottled water. The growth in consumption of non-sparkling water is attributed to consumer trends including increased health and fitness awareness, concerns for municipal tap water quality and demand for convenience and innovative packaging. Generally, bottled water is perceived as being a natural, caffeine and sodium free beverage at a time when more and more consumers are health conscious. These attributes and the increased availability of convenient packaging for natural spring water have contributed to the increase in bottled water consumption. The perception of bottled water has increased the demand for this product. The bottled water industry is considered by many analysts to be the fastest growing major category in the beverage industry.

     The introduction of bottled water in convenience packaging has recently driven the explosive growth of the retail segment of the bottled water market. This market has been driven by manufacturers who have begun bottling their water in smaller, more portable sizes, which are sold at retail and which are intended to fit the active lifestyles of bottled water consumers. Manufacturers have created a new subsegment of the bottled water market that is now growing at a 30% rate for water in 1.5 liters bottles and smaller.

Distribution Channels
---------------------

     The traditional channels of distribution for bottled water are home delivery, commercial delivery, grocery outlets, restaurants and vending machines. The delivery market generally has consisted of the delivery of five gallon bottles of water to residential and commercial customers. This segment of the bottled water industry provided the greatest amount of growth for the industry throughout the 1970's and the 1980's.

     Sales of bottled water through retail grocery outlets has become an increasingly important channel of distribution for bottled water. Retail outlets have historically sold bottled water in one and two gallon containers. Increasingly, the retail segment of the bottled water market is defined by the new, convenient bottled products which are sold in portable 1.5 liter, 1.0 liter and 0.5 liter sizes.

     While the delivery segment of the bottled water market was the principal driver of bottled water growth in the 1980's, the 1990's became the decade of the PET bottles sold at retail. According to industry analysts at Beverage Marketing Corporation, water bottled in these smaller bottles and sold at retail will, on its own, be a $3 billion revenue segment of the bottled water market. This represents an annual compounded growth rate of 17% for this segment of the bottled water market over the course of the next ten years. Since 1992, the retail segment of the bottled water category continues to grow at a healthy double-digit pace.

Consolidation
-------------

     The bottled water industry as a whole remains highly fragmented with over 780 companies in the industry. Recent consolidation in the industry has created six large bottled water companies that when combined account for roughly 50% of industry sales. These six companies are composed of over 25 different brands of water with no single brand accounting for more than 7.6% of total bottled water sales. Based on 1997 wholesale figures from Beverage Marketing Corporation, the top 10 companies in the industry range in sales from $1,104 million for Perrier Group to $41 million for AquaPenn.

Products
--------

     Sales of Eldorado's water have historically been made by selling five gallon bottles of water directly to home and business customers. More recently, Eldorado began selling its water at wholesale to retail grocery food stores with Eldorado's water packaged in smaller, more convenient sizes which are suitable for retail distribution. The products offered by Eldorado and their respective target markets are listed below:


          Product                                    Target Market
          -------                                    -------------

     Five Gallon Bottles and Three Gallon Bottles    Home/Commercial Delivery
     One Gallon Bottles                              Retail Food Stores
     PET Consumer Packaging                          Retail Food Stores
       (1.5 liter, 1.0 liter,
        and 0.5 liter)

Home/Commercial Delivery Business
---------------------------------

     Direct delivery of bottled water to homes and businesses has historically been the focus of Eldorado's business. Eldorado's bottled water delivery business primarily consists of the sale of five gallon containers of water to customers who lease water dispensers from Eldorado. Eldorado delivers these five gallon bottles directly to customers using its own fleet of trucks. Delivery sales are made primarily in the Denver/Boulder metropolitan area, but also include selected other cities along the front range in Colorado. Currently, Eldorado has approximately ten thousand (10,000) active delivery accounts and the delivery business currently accounts for approximately 80% of Eldorado's revenues.

PET Packaging/Retail Distribution Business
------------------------------------------

     In 1994, Eldorado introduced its water packaged in convenient consumer-sized or PET bottles. The first PET product introduced was the 1.5 liter bottle. This product was followed in 1995 with 1.0 liter and 0.5 liter bottles.

     The sale of Eldorado's artesian spring water in PET bottles consists principally of the wholesale distribution of PET products to grocery store chains for retail sales located primarily in Colorado. Eldorado uses its own trucks to deliver its PET water products to grocery chain warehouses in the Denver metropolitan area. From there, Eldorado's water is shipped to grocery stores throughout Colorado. In addition, because some of the grocery chains distribution extends beyond Colorado, Eldorado's products are sold in grocery stores which are located in New Mexico, Wyoming, Kansas, Oklahoma and Texas.

     The key retail customers for Eldorado's PET products include the largest grocery chain in Colorado (Krogers) and one of the largest wholesale food distributors (Rainbow Natural Foods) in the state. Eldorado's product is also sold to retail customers at Safeway and Albertsons stores.

Bottling
--------

     Eldorado's artesian spring water is bottled naturally at Eldorado's bottling facilities located at the source. Eldorado does not chemically treat the water and no chlorine, fluoride, calcium or other minerals or chemicals are added to, and nothing is removed from, the water during the bottling process.

     Eldorado's bottling facilities are located on a portion of approximately 26
acres of land owned by Eldorado in Eldorado Springs, Colorado.   Eldorado's
bottling process utilizes several quality control precautions built in to preserve product integrity. The spring water is bacteria free as it emanates from the earth due to the fact that the water is naturally lightly carbonated. The spring water originates 70 feet from the bottling plant and travels through an entirely closed system. Once at the plant, the water passes through a protective filter and an ultra-violet light which is required by local government regulations to safeguard against any contamination. The water is then treated with ozone for further protection against bacteria.

     The bottling process is conducted in a separate, sanitized fill room, where the bottles are filled utilizing a closed system. While still in the fill room, the bottles travel a few inches to the capper where they are sealed with a tamper evident plastic closure. The sealed bottles then exit the fill room where they are labeled and date coded. They are then packaged in reshipper cases that are also date/run coded to assist in disaster recall planning. At no time in the bottling process is anything added to or removed from the water so that Eldorado's product is bottled naturally at the source.

     With regard to the bottling process and Eldorado's facilities, it should also be noted that Eldorado recently added significant pieces of new equipment that will increase our production efficiencies. Specifically, Eldorado added new filler/capper, case packer, bottle rinser, 3 and 5 gallon bottle stacker/racker, and bottle sorter to its production line. By adding this equipment, Eldorado anticipates that it will realize significant labor savings over its previous production cost structure.

Water Rights
------------

     Our existing water rights were decreed by the District Court, Water Division No. 1, on July 11, 1973. In that Decree, the Court determined that our water rights could be withdrawn from several points of diversion with priority dates ranging from December 1901 to December 1960. Under Colorado law, we have the right to beneficially use all of the water physically available from wells and springs on our property, provided that all downstream water rights that have earlier priority dates ("senior water rights") are being satisfied from water available in the stream system. In the event that downstream senior water users are not being satisfied, the State Engineer will either require us to curtail our diversions to satisfy the "senior call" for water or require us to provide replacement water to the stream system in an amount necessary to offset our depletions to the stream system. In order to avoid curtailment of our diversions, Eldorado has enrolled in a "substitute supply plan" which provides water to the stream system to down stream water rights and, thus, protects Eldorado's diversions from senior calls. The substitute supply plan was approved by the State Engineer on a year-to-year basis only and does not afford Eldorado permanent protection for its water rights. Although the State Engineer has approved the substitute supply plan during every year that Eldorado has owned the water rights, it is possible that the State Engineer may not continue to do so in the future. Management has, therefore, taken steps to acquire ownership of a replacement water source and to seek Water Court approval of a permanent replacement water plan ("plan for augmentation") which will protect Eldorado's water rights from senior calls on a permanent basis and which will not require the State Engineer's annual approval. Management has entered into a contract to acquire the replacement water source at a cost of $680,000. The contract requires the approval of the water district and court approval of the plan for augmentation. If Eldorado fails to obtain approval of the permanent plan for augmentation, it will continue to need to seek approval from the State Engineer of the substitute supply plan. If the State Engineer denies approval of a substitute supply plan, it could harm our financial condition by causing us to curtail our production of bottled water and hinder our ability to implement our business plan.

Marketing
---------

     Eldorado focuses on three major areas in marketing its products: three and five gallon sales, small package product sales, and brand name recognition.

     The three and five gallon products are primarily sold through the acquisition of new accounts attracted by personal sales representatives strategically located throughout the area at local events. The efforts of this staff are augmented by yellow pages, radio, and occasional television advertisements.

     The smaller packages sold principally through retail chain stores are effectively marketed by using point of purchase offers or incentives to gain new trial, usually in the form of discounts in price.

     Eldorado attempts to build brand name awareness by sponsoring or participating in many local events. Eldorado Artesian Springs has sponsored the Boulder, Colorado July 4th Fireworks celebration, Eldorado Springs Cancer Research Run, 1999 World Alpine Ski Championship and participates in part in many other local events.



Supplies
--------

     Water bottled by Eldorado comes from springs located on Eldorado's property which have been flowing for many years. Eldorado does not foresee any disruption of its operations as a result of supply problems. Suppliers of the bottles do experience seasonal shortages resulting from resin shortages which may increase prices. Management has anticipated these shortages by implementing plans to inventory sufficient safety stocks and not interrupt production.

Seasonality of Business
-----------------------

     Sales tend to be seasonal in the bottled water business. A ten to fifteen percent differential in sales is normally experienced between the peak summer months and the low winter months.

Competition
-----------

     There is active competition in the bottled water market. Eldorado's competitors include more diversified companies having substantially greater assets and larger sales organizations than Eldorado, as well as other small companies. Eldorado competes on the basis of customer service, product quality and price. Management believes that the products' superior taste, competitive pricing and attractive packaging are significant factors in maintaining Eldorado's competitive position.

Environment
-----------

     Eldorado's bottling operations are subject to regulation by the FDA. These regulations are administered by the Colorado Department of Public Health and Environment Consumer Protection Division. An independent state-approved laboratory conducts weekly product and source bacteriological tests and annual inspections.

     Eldorado is also subject to regulation under the Colorado Primary Drinking Water Regulations and the United States Safe Drinking Water Act. These regulations pertain to the operation of the water utility system owned by Eldorado that services the town of Eldorado Springs. These regulations are also administered by the State of Colorado Health Department Drinking Water Division. Regular periodic testing is also required for this operation and is tested by independent labs.

     Additionally, Eldorado operates the company's public pool which is regulated by the State of Colorado. These regulations are administered by the Boulder County Health Department and require daily testing by Eldorado and periodic inspections by the Health Department.

Other Businesses
----------------

     Eldorado's principal business is bottling and selling spring water. Eldorado also owns and operates a swimming pool on its property during the summer months. This portion of the business accounts for approximately 2-3% of total revenues. Eldorado also owns rental units on the property and supplies water to some of the residential homes in Eldorado Springs. This portion of the business accounts for approximately 2% of revenues. Neither of these businesses represent a significant portion of Eldorado's results of operations.

Employees
---------

     Eldorado employs 47 full-time employees and 14 seasonal employees during the summer resort months.

Properties
----------

     Eldorado owns approximately 26 acres of land in Eldorado Springs, Colorado. In addition to real property, wells and springs, and water rights, Eldorado owns a bottling plant (including building and bottling equipment), three buildings with a total of 2,000 square feet of office space, seven single family homes, a mobile home park with a maximum of 12 spaces, and an outdoor swimming pool which are located on the property. Eldorado utilizes the total production and warehousing space of approximately 12,000 square feet. Eldorado also leases 14 delivery trucks for use in its delivery business.

                                  MANAGEMENT

     The following table includes information about the directors and executive officers of Eldorado. Directors serve for one year terms. Each director is also a nominee for election to the board of directors.

                                                               Tenure as Officer
     Name               Age         Position(s)                   or Director
     -----              ---         -----------                -----------------
Douglas A. Larson       43  President and Director            1986 to present

Kevin M. Sipple         43  Vice President, Secretary         1986 to present
                            and Director

Jeremy S. Martin        43  Vice President and Director       1986 to present

Robert E. Weidler       53  Vice President                    1998 to present

Cathleen M. Collins     30  Chief Financial Officer           1998 to present

George J. Schmitt       67  Director                          1998 to present

Don P. Van Winkle       42  Director                          1998 to present

     Douglas A. Larson was a co-founder of Eldorado and has been President of Eldorado since 1991. Mr. Larson's responsibilities include corporate strategy and administration of all operating activities at Eldorado. Prior to his association with Eldorado, Mr. Larson was employed as a stock broker with Richey-Frankel and Co. from 1981 to 1983 and with B.J. Leonard, Inc. from 1980 to 1981. Mr. Larson holds a Bachelor of Science Degree in Business Finance from the University of Colorado.

     Kevin M. Sipple was a co-founder of Eldorado and has served as Vice President and Secretary of Eldorado since 1991. Mr. Sipple's responsibilities include management of the wholesale products division. In addition, he is also responsible for quality control, testing, source protection and is a licensed Water Plant operator and manages the utility productions. Prior to his association with Eldorado, Mr. Sipple was employed by King Soopers, Inc. from 1972 to 1983, serving in a variety of positions including inventory ordering and control. Mr. Sipple attended the University of Colorado from 1973 to 1977.

     Jeremy S. Martin was a co-founder of Eldorado and has served as Vice President since 1985. Mr. Martin's responsibilities include management of the five gallon sales and service business. In addition, he is also responsible for special event promotions and public relations. Prior to his association with Eldorado, Mr. Martin was an independent distributor for Sunasu International, a nutritional products manufacturer. Mr. Martin holds a Bachelor of Science Degree in Business from the University of Colorado.

     Robert E. Weidler joined Eldorado in 1990 and has served as Production Manager from 1991 to 1998. Currently, Mr. Weidler is Vice President and his responsibilities include inventory management, daily operations for finished goods and conforming to safety standards, health department standards and other governmental requirements. Mr. Weidler holds a Bachelor of Science Degree in Sociology from Michigan State University.

     Cathleen M. Collins joined Eldorado in 1990 and has served as Assistant Treasurer from 1991 to 1998. Currently, Ms. Collins is Chief Financial Officer and her responsibilities include the procurement of financing for growth of operations of Eldorado as well as overseeing the accounting functions for Eldorado including the annual audit and corporate reporting. Ms. Collins holds a Bachelor of Science Degree in Economics and a Masters of Business Administration from the University of Colorado.

     George J. Schmitt has been a director of Eldorado since December 1998.
From 1968 to 1996, Mr. Schmitt was CEO and President of Hinckley & Schmitt Bottled Water Group. Mr. Schmitt was a founding member of the American Bottled Water Association (now called the International Bottled Water Association) in 1959 and was inducted into the Industry Hall of Fame in 1991. Mr. Schmitt is a director of Eureka Bottled Water Co. and National Fuel Corporation. Mr. Schmitt holds a Bachelor of Arts degree from Dartmouth.

     Don P. Van Winkle has been a director of Eldorado since December 1998.
From 1996 to present, Mr. Van Winkle has served as President and CEO of Van Winkle's IGA, a family owned six store retail supermarket chain in New Mexico. From 1991 to 1996, he resided in Colorado where he provided contract Chief Financial Officer and Advisory Services to a wide range of companies which included Eldorado. From 1980 to 1991, Mr. Van Winkle was a corporate banker with the two largest Colorado based bank holding companies (formerly United Banks and First National Bancorporation). Mr. Van Winkle is a director of The Great Divide Brewing Company (Denver, CO) and Fresh Produce Sportswear, Inc. (Boulder, CO). He holds a Bachelor of Science Degree in Finance from New Mexico State University.



Committee of the Board of Directors

     The board of directors has elected Messrs. Larson, Schmidt and Van Winkle to the audit committee which will serve until the next annual meeting. Among other functions, the audit committee will make recommendations to the board of directors regarding the selection of independent auditors, review the results and scope of the audit and other services provided by Eldorado's independent auditors, review Eldorado's financial statements and review and evaluate Eldorado's internal control functions.

Compensation of  Outside Directors

     Each outside director receives compensation in the amount of one thousand dollars ($1,000) for each annual or special meeting of the Board he attends in person or by qualified electronic means. In addition, each outside director will receive compensation in the amount of five hundred dollars ($500) for each
committee meeting he attends in person or by electronic means.   On December 7,
1998, Eldorado granted a total of 150,000 ten-year options to its outside directors which are exercisable at $2.75 per share. Assuming the outside directors remain directors of Eldorado, the options vest at the rate of 25% each year beginning one year after the date of grant.

     In addition, if Eldorado engages an outside director as an independent consultant, for such duties and responsibilities as the President determines, the outside director will be compensated at the rate of one hundred fifty dollars ($150) per hour, plus nominal travel expenses as agreed upon when necessary.

       There are no family relationships between any directors or executive officers of Eldorado.

Summary Compensation Table

     The following table sets forth the compensation of Eldorado's President, Douglas A. Larson, for the fiscal years ended March 31, 1996, 1997 and 1998. No other executive officer receives annual compensation in excess of $100,000 per year.

                              Annual Compensation

                                                        Other Annual
Name and Principal Position      Year   Salary   Bonus  Compensation

Douglas A. Larson                 1998  $ 66,832   -      $9,848

                                  1997    71,524   -       4,690

                                  1996   102,618   -       4,690

     Other annual compensation in the table above includes $4,690 annual health care premiums for all three years and a 3% match for all contributions to the 401(k) plan and a car allowance of $5,158 for 1998.

     In 1992, Eldorado went through a restructuring of debt. The lender offering the debt would not assume all corporate debt outstanding. In order to complete the restructuring, a portion of Eldorado's debt was replaced by Mr. Larson, who assumed this obligation personally and his salary was increased from 1992-1997 to cover the cost of the note.

Stock Option Plan

     On September 10, 1997 Eldorado adopted a stock option plan which set aside 875,000 shares for the grant of non-qualified stock options and incentive stock options. The stock option plan is administered by the board of directors.

     All officers, employees and directors of Eldorado and any subsidiaries are eligible to receive options under the stock option plan. The stock option plan will terminate by its terms on September 10, 2007, and also may be terminated at any time by the exercise of all outstanding options.

     Options granted may be exercisable for up to ten years. If any options granted under the stock option plan expire, terminate or are canceled for any reason without having been exercised in full, shares reserved for those options will again be available for the purposes of the stock option plan. The purchase price of the common stock under each option will not be less than the fair market value of the common stock on the date on which the option is granted. The option price is payable either in cash, by the delivery of shares, or a combination of cash and shares.

     Options will be exercisable immediately, after a period of time or in installments at the discretion of the board of directors. Options will terminate no later than the expiration of ten years from the date of grant, or will terminate due to the end of service. Where termination of service is due to retirement or death, options may be exercised for an additional period of time following such termination of service. Otherwise, the option may be exercised only while the employee remains in the employ of Eldorado or one of its subsidiaries.

     As of December 31, 1998, there were options to purchase an aggregate of 495,500 shares of common stock outstanding, of which 113,500 are fully vested. All of the options were granted at $2.75 per share, representing 100% of fair market value on the date of grant. Eldorado will not grant options in excess of 15% of its outstanding shares for the one year period after the closing of this offering.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to Eldorado regarding the beneficial ownership of Eldorado's common stock at the date of this prospectus, and adjusted to reflect the sale of the common stock offered in this prospectus. The table includes:

     . each person known by Eldorado to beneficially own more than 5% of Eldorado's common stock;

     . Eldorado's directors, and

     . the officers and directors of Eldorado as a group.

                                                                      Percent Owned
                                                        ----------------------------------------
                                                          Number of       Before       After
        Name and Address of Beneficial Owners              Shares        Offering     Offering
------------------------------------------------------  ------------   -----------   -----------
 Kevin M. Sipple.......................................    763,674        25.4%       20.6%
 43 Fowler Lane
 Eldorado Springs, CO 80025

Douglas A. Larson......................................    770,673        25.7%       20.9%
12 Baldwin Circle
Eldorado Springs, CO 80025

Jeremy S. Martin.......................................    771,060        25.7%       20.9%
2707 - 4th Street
Boulder, CO 80302

George J. Schmitt......................................          0         ---         ---
11 Castle Pines N.
Castle Rock, CO 80104

Don P. Van Winkle......................................          0         ---         ---
1600 Indian Wells
Alamogordo, NM 88310

All Officers and Directors as a Group (seven persons)..  2,375,407        77.3%       63.0%
----------------------

     Mr. Larsons's shares include options to purchase 7,000 shares held by Mr. Larson's spouse which are currently exercisable. The shares owned by all officers and directors as a group include options to purchase 35,000 shares each held by Ms. Collins and Mr. Weidler which are currently exercisable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the three years ended March 31, 1998, there were no transactions in which the amount involved exceeded $60,000 between Eldorado and any director, executive officer, any security holder known to own more than five percent of Eldorado's stock, or any immediate family member of any of the foregoing persons except as follows:

     During the fiscal year ended March 31, 1996, proceeds from a bank loan were used to pay off the note payable of $158,000 to Mr. Larson's father. Mr. Larson's father used the payment received on the note to gift $90,485 back to Mr. Larson to pay off notes due to Eldorado. Additionally, his father purchased 15,000 shares of Eldorado's common stock.

     No other related transactions are currently proposed. All future affiliated transactions will be made or entered into on terms that are no less favorable to Eldorado than those that can be obtained from any unaffiliated third party. In addition, a majority of the independent, disinterested members of Eldorado's board of directors will approve future affiliates transactions and forgiveness of loans.

                                 LEGAL PROCEEDINGS

  Eldorado is not involved in any material legal proceedings.

HISTORY OF SECURITY PLACEMENTS

12 for 1 Reverse Stock Split

  In February 1998, Eldorado's board of directors approved a 12 for 1 reverse stock split. This reverse stock split was submitted to shareholder vote in March 1998, and was effective on April 1, 1998.

Historical Stock Issuances

        The founders of Eldorado operated the company as a private company from April 1983 until April 1987 when it was merged into Lexington Funding, Inc. Lexington Funding, Inc. was organized for the primary purpose of seeking selected mergers or acquisitions with a small number of business entities expected to be private companies, partnerships, or sole proprietorships. Prior to April 1987, the primary activity of Lexington Funding, Inc. was directed to organizational efforts and obtaining initial financing. Lexington Funding, Inc. sold 208,333 shares of its $.001 par value common stock at $1.20 per share for total proceeds of $250,000 in a public offering which closed on December 17, 1986.

        Lexington Funding, Inc. acquired all of the shares of Eldorado through a stock exchange. Pursuant to the merger of Eldorado and Lexington, Eldorado shareholders received an aggregate of 2,340,000 shares of Lexington Funding, Inc.'s common stock, representing 90% of the outstanding shares of Lexington Funding, Inc. after the acquisition. The number of Eldorado shares of Lexington Funding, Inc. stock exchanged in the acquisition was determined through arms-length negotiations. In June 1988, Lexington changed its name to Eldorado Artesian Springs, Inc.

1998 Private Placement

        In April 1998, Eldorado closed on a private placement of 300,000 shares of its common stock at $2.75 per share to accredited investors through Mills Financial Services, Inc. Gross proceeds from the private placement were $825,000. The net proceeds of $662,000 from the offering were applied to:

        purchase of machinery and equipment ($250,000);
        PET distribution expenses ($150,000);
        working capital  ($112,000) and
        an escrow for public offering expenses ($150,000).

                           DESCRIPTION OF SECURITIES

General

        Eldorado is authorized to issue 50,000,000 shares of common stock, $0.001 par value. As of the date of this prospectus, and before the closing of this offering, 2,995,495 shares of common stock were issued and outstanding. The outstanding common stock is fully paid and non-assessable.

Common Stock

        The holders of common stock are entitled to one vote per share. No cumulative voting is required or permitted. Therefore, the holders of a majority of shares voting for the election of directors can elect all directors, if they vote the same, and the remaining holders will not be able to elect any directors.

        Holders of common stock are entitled to receive such dividends, if any, as the board of directors may from time to time declare out of funds Eldorado has legally available for the payment of dividends. Holders of the common stock are entitled to share pro rata in any dividends declared. It is not anticipated that dividends will be paid in the near future. Future dividend policy will depend upon conditions existing at that time, including Eldorado's earnings and financial condition.

        Upon liquidation, dissolution or winding-up of Eldorado, stockholders are entitled to receive pro rata all of the assets of Eldorado available for distribution to stockholders. Stockholders of Eldorado do not have preemptive rights or other rights to subscribe for or purchase any stock, options, warrants or other securities offered by Eldorado.



Warrants

1998 Warrants

        In connection with the 1998 private placement, Eldorado issued to Mills Financial Services, Inc. for a price of $100.00, a warrant to purchase 250,000 shares of common stock at an exercise price of $11.00 per share. The warrant will be exercisable at any time after April 22, 1999, but no later than April 22, 2003. The warrant provides for a single demand right of registration for the shares underlying the warrant and provides for additional rights to register the underlying shares on registration statements filed by Eldorado, including the registration statement of which this prospectus is a part.

        In connection with the 1998 private placement, Eldorado issued to Mills Financial Services, Inc. for a price of $100, a warrant to purchase 30,000 shares of common stock at an exercise price of $3.30 per share. The warrant will be exercisable at any time after April 22, 1999, but no later than April 22, 2003. The warrant provides for a single demand right of registration for the shares underlying the warrant and provides for additional rights to register the underlying shares on registration statements filed by Eldorado, including the registration statement of which this prospectus is a part.

Representative's warrant

        Eldorado has agreed to issue for $700 a warrant entitling the underwriter to purchase shares of Eldorado's common stock in an amount equal to ten percent (10%) of the shares sold in this offering (not including any shares sold pursuant to the over-allotment option), at an exercise price of one hundred sixty-five percent (165%) of the public offering price exercisable any time, in whole or in part, between the first and fifth anniversary dates of the effective date of this offering. The warrant exercise price is subject to customary anti-dilution provisions. At any time during the exercise term, the holders of a majority of these securities shall have the right to require Eldorado to prepare and file one (1) post-effective amendment to the registration statement relating to this offering, or a separate registration statement, if then required under applicable law, covering all or any portion of the securities. In addition, for a period of five (5) years after the effective date of the registration statement relating to this offering, the holders of these securities have unlimited registration rights to include their shares in an offering by Eldorado.

Transfer Agent and Warrant Agent

        Corporate Stock Transfer, Inc. has been appointed registrar and transfer agent for the common stock and the warrant agent for the warrants.


                        SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the offering, Eldorado will have 3,695,495 shares of common stock outstanding (3,800,495 if the over-allotment option is exercised in full). Of these shares, 988,091 (1,093,091 if the over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended, unless held by affiliates of Eldorado. All of the remaining 2,707,404 shares will be restricted securities as that term is defined in Rule 144 promulgated under the Securities Act and may only be sold in the public market if such shares are registered under the Securities Act or sold in accordance with Rule 144 promulgated thereunder.

        In general, under Rule 144 a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned his shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (1) 1% of the outstanding shares of Eldorado's common stock (approximately 36,955 shares or approximately 38,005 shares if the over-allotment option is exercised in full), or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about Eldorado. A person (or persons whose shares are aggregated) who is deemed not to be an "affiliate" or a recent "affiliate" of Eldorado and who has beneficially owned his shares for at least two (2) years, may sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information provisions referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Act, unless thereafter held by an "affiliate" of Eldorado.

  Of the 2,707,404 restricted shares currently outstanding, a total of 2,298,407 shares are held by Douglas A. Larson, Kevin M. Sipple, and Jeremy S. Martin,
officers and directors of Eldorado or their affiliates.   Messrs. Larson, Sipple
and Martin and certain other employees holding options which are exercisable immediately entered into agreements not to sell any shares for a period of six months following the date of this prospectus (except pursuant to privately negotiated transactions or by exercise of stock options). As affiliates of Eldorado, Messrs. Larson, Sipple and Martin will be further subject to the volume limitations of Rule 144(e)(1) with respect to any such sales. Of the restricted shares outstanding, 108,997 shares were acquired from Eldorado by non-affiliates more than two (2) years prior to the date of this prospectus.
The balance of  300,000 of the restricted shares were acquired from Eldorado by
non-affiliates in April 1998, and   are therefore eligible for sale under Rule
144(e)(2) subject to certain volume restrictions commencing April 1999.   The
underwriter has no plans, proposals, arrangements or understanding regarding waiver of the lock up agreements. Additionally, 875,000 shares of Eldorado's common stock are reserved for issuance under Eldorado's stock option plan, of which 495,500 are outstanding. Of the 495,500 options outstanding, 113,500 options are immediately exercisable and saleable.

  Future sales of substantial amounts of common stock in the public market, or the availability of such shares for future sale, could impair Eldorado's ability to raise capital through an offering of securities and may adversely affect the then-prevailing market prices for Eldorado's stock.

                                 UNDERWRITING

          Subject to the terms and conditions contained in an underwriting agreement dated the date hereof, the underwriters named below, through their representative Mills Financial Services, Inc., have each agreed to purchase from Eldorado the number of shares of common stock set forth opposite their names below:

                                                   NUMBER
          UNDERWRITERS                           OF SHARES

Mills Financial Services, Inc.................. ___________

               Total........................... ___________

          The underwriting agreement provides that the obligation of the underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares, except those covered by the over-allotment option described below, if they purchase any of the shares.

        The underwriters propose to offer some of the shares to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession of not more than $0.35 per share. After the initial public offering, the offering price and other selling terms may be changed by Mills Financial Services, Inc., the representative of the underwriters.

        Eldorado has granted to the underwriters an over-allotment option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 105,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this over-allotment option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the over-allotment option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

        The following table shows the underwriting discount to be paid to the underwriters by Eldorado in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares to cover over-allotments.

                              NO EXERCISE       FULL EXERCISE
                              -----------       -------------

Per share...................    $   0.60          $    0.60

Total.......................    $ 420,000         $ 483,000

          Eldorado has agreed to pay to Mills Financial Services, Inc., a non-accountable expense allowance of 3% of the gross proceeds received by Eldorado from the sale of the shares. A total of $90,000 has been paid as of the date of this prospectus. The following table shows the amount of the non-accountable expense allowance to be paid assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares to cover over-allotments.

                              NO EXERCISE       FULL EXERCISE
                              -----------       -------------

Total allowance.............    $ 126,000         $ 144,900

          At the closing of this offering, and subject to the terms and conditions of the underwriting agreement, Eldorado has agreed to sell to Mills Financial Services, Inc. for $700 a representative's warrant which grants to Mills Financial Services, Inc. the right to purchase up to 70,000 shares at a price equal to 165% of the public offering price. The representatives's warrant may be exercised for a four-year period beginning one year from the date of this prospectus. For a period of one year from the date of this prospectus, the Representative's Warrant will be restricted from sale, transfer, assignment or hypothecation except to officers of Mills Financial Services, Inc., other underwriters or their officers. The representative's warrant will also contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares which may be purchased upon exercise upon the occurrence of certain events. The representative's warrant also provides for a one-time right to require Eldorado, at its expense, to register with the SEC the shares purchased upon exercise of the representative's warrant. Also the representative's warrant provides the right to request that the shares purchased upon exercise of the representative's warrant be included in certain registration statements, if any, filed by Eldorado with the SEC to register other shares. Each of these registration rights will be exercisable during the four-year period beginning one year from the date of this prospectus and terminating five years from the date of this prospectus.

          Eldorado has also agreed that Mills Financial Services, Inc. will have the right of first refusal for three years from the date of this prospectus to manage, underwrite or purchase for its own account any securities sold by Eldorado or its subsidiaries or successors or, subject to certain exceptions, sold by shareholders of Eldorado owning more than ten percent (10%) of the outstanding common stock. Eldorado may cancel this right of first refusal upon the payment of $21,500 to Mills Financial Services, Inc.

          Eldorado has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Eldorado's officers and directors, and certain persons to whom options have been issued pursuant to Eldorado's stock option plan have agreed that, for a period of 180 days from the date of this prospectus, they will not, without prior written consent of Mills Financial Services, Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of common stock of Eldorado. Mills Financial Services, Inc., in its sole discretion, may release any of the common stock subject to these lock-up agreements at any time without notice.

          Mills Financial Services has advised Eldorado that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

          In April 1998, Mills Financial Services, Inc. acted as placement agent in the sale by Eldorado of 300,000 shares of common stock at $2.75 per share.
As compensation for its service as placement agent, Mills Financial Services, Inc. received $82,500 in commissions, a non-accountable expense allowance of $24,750; and a warrant to purchase 30,000 shares of Eldorado common stock at $3.30 per share, subject to adjustment under certain circumstances. In addition, on April 22, 1998, Mills Financial Services, Inc. purchased from Eldorado for $100, a warrant to purchase 250,000 shares of common stock at $11.00 per share, subject to adjustment under certain circumstances. This warrant is exercisable at any time during the four-year period commencing on April 22, 1999 and contains certain rights of registration. Also, on April 22, 1998, in connection with a consulting agreement with Eldorado dated September 10, 1997, Mills Financial Services, Inc. received $25,000 in compensation for providing investment banking services to Eldorado.

          Prior to this offering, there has been only a sporadic public market for Eldorado's common stock. Consequently, the public offering was determined by negotiation between Eldorado and Mills Financial Services, Inc. Among the factors considered in determining the public offering price were:

               prevailing market conditions;

               Eldorado's results of operations in recent periods;

               the present stage of Eldorado's development;

               estimates of Eldorado's business potential; and

               the current condition of the bottled water industry.

          In connection with this offering, certain underwriters, but not Mills Financial Services, Inc. and selected dealers may engage in transactions that stabilize, maintain or otherwise affect the market price for the common stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase shares of common stock for the purpose of pegging, fixing or maintaining the price of the common shares.

          The underwriters also may create a short position for the account of the underwriters by selling more shares of common stock in connection with this offering than they are committed to purchase from Eldorado. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to Mills Financial Services, Inc. In addition, Mills Financial Services, Inc., on behalf of the underwriters, may impose penalty bids under contractual arrangements with the other underwriters whereby it may reclaim from an underwriter (or selected dealer) for the account of the other underwriters, the selling concession with respect to shares of common stock that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph and the preceding paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, may be discontinued at any time.

        The expenses of the offering, other than underwriting discounts and non-accountable expense allowance, are set forth below:

                SEC Registration Fee                         $   1342

                NASD Filing Fee                                   983

                NASDAQ Small-Cap Listing Fee                   10,000

                Accounting Fees and Expenses*                  25,000

                Printing and Engraving*                        35,000

                Legal Fees and Expenses*                       50,000

                Blue Sky Fees and Expenses*                    15,000

                Transfer Agent and Registrar Fees*              1,000

                Miscellaneous Expenses*                           675
                                                             --------
                                                Total        $139,000
             *Estimated

        Mills Financial Services, Inc. has previously participated as lead underwriter in one initial public offering on a firm commitment basis. This initial public offering was completed in May 1998. Accordingly, Mills Financial Services, Inc. has limited experience as manager or underwriter of public offerings of securities. In addition, Mills Financial Services, Inc. is a small firm and does not intend to participate as a market maker in the shares. No assurance can be given that any broker-dealer will become or continue to be a market maker in the stock.

                  COMMISSION POSITION ON INDEMNIFICATION FOR
                          SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Eldorado pursuant to its bylaws, or otherwise, Eldorado has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Eldorado of expenses incurred or paid by a director, officer or controlling person of Eldorado in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Eldorado will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

          The legality of the shares offered in this prospectus, will be handled for Eldorado by Chrisman, Bynum & Johnson, P.C. Peter B. Shaeffer, Esq. will handle certain legal matters for the underwriter.

                                    EXPERTS

          The financial statements of Eldorado as of March 31, 1998 and the years ended March 31, 1998 and 1997 have been included in reliance upon the report of Ehrhardt Keefe Steiner & Hottman, P.C., independent certified public accountants. With respect to the unaudited interim financial information for the nine months ended December 31, 1998 and 1997, the independent certified public accountants, have not reviewed or audited such financial information and have not expressed an opinion or any other form of assurance with respect to such financial information.

                        ELDORADO ARTESIAN SPRINGS, INC.



                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------

                                            Page
                                            -----

Independent Auditors' Report..............  F - 2

Financial Statements

       Balance Sheets.....................  F - 3

       Statements of Operations...........  F - 4

       Statement of Stockholders' Equity..  F - 5

       Statements of Cash Flows...........  F - 6

Notes to Financial Statements.............  F - 8


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Eldorado Artesian Springs, Inc.
Eldorado Springs, Colorado


We have audited the accompanying balance sheet of Eldorado Artesian Springs, Inc. as of March 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the years ended March 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eldorado Artesian Springs, Inc. at March 31, 1998, and the results of its operations and its cash flows for the years ended March 31, 1998 and 1997 in conformity with generally accepted accounting principles.



                                            Ehrhardt Keefe Steiner & Hottman PC

May 8, 1998 (except for Note 7
as to which the date is May 19, 1998)
Denver, Colorado

                        ELDORADO ARTESIAN SPRINGS, INC.

                                 Balance Sheets


                                                                               March 31,              December 31,
                                                                                  1998                    1998
                                                                         ----------------------  -----------------------
                                                                                                      (Unaudited)
                                                 Assets
Current assets (Notes 3 and 4)
  Cash                                                                               $   70,166              $  208,861
  Accounts receivable (Note 2)
     Trade - net                                                                        498,320                 570,669
     Other                                                                                5,506                   9,193
  Inventories                                                                           122,701                 246,704
  Prepaid expenses and other                                                             48,313                  19,183
  Deferred income taxes (Note 5)                                                         16,829                   4,633
                                                                                     ----------              ----------
       Total current assets                                                             761,835               1,059,243
                                                                                     ----------              ----------

Property, plant and equipment - net (Notes 2, 3 and 4)                                1,525,370               1,763,230
                                                                                     ----------              ----------

Other assets (Notes 3 and 4)
  Water rights - net (Note 2)                                                           114,618                 111,252
  Restricted cash                                                                             -                 125,000
  Deferred offering costs                                                                     -                  41,493
  Other                                                                                  54,898                  63,946
                                                                                     ----------              ----------
       Total other assets                                                               169,516                 341,691
                                                                                     ----------              ----------

                                                                                     $2,456,721              $3,164,164
                                                                                     ==========              ==========

                                     Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable                                                                   $  129,747              $   92,871
  Accrued expenses (Note 2)                                                              79,130                  45,428
  Line-of-credit (Note 4)                                                                40,000                       -
  Deposits                                                                               49,178                  44,136
  Current maturities of long-term debt (Note 3)                                         123,005                 177,770
                                                                                     ----------              ----------
       Total current liabilities                                                        421,060                 360,205

Long-term liabilities
  Long-term debt (Note 3)                                                             1,431,820               1,396,801
  Deferred income taxes (Note 5)                                                         52,921                  54,795
                                                                                     ----------              ----------
       Total long-term liabilities                                                    1,484,741               1,451,596
                                                                                     ----------              ----------
       Total liabilities                                                              1,905,801               1,811,801
                                                                                     ----------              ----------

Commitments (Notes 3, 4 and 6)

Stockholders' equity (Note 7)
  Common stock, par value $.001 per share; 50,000,000 shares authorized; 2,695,495 (March 31, 1998) and 2,995,495 (December 31,
   1998) issued and outstanding                                                           2,695                   2,995
  Additional paid-in capital                                                            294,875                 984,656
  Retained earnings                                                                     253,350                 364,712
                                                                                     ----------              ----------
                                                                                        550,920               1,352,363
                                                                                     ----------              ----------

                                                                                     $2,456,721              $3,164,164
                                                                                     ==========              ==========

                                                See notes to financial statements.

                        ELDORADO ARTESIAN SPRINGS, INC.

                           Statements of Operations


                                                   Years Ended                     For the Nine Months Ended
                                                    March 31,                             December 31,
                                       ------------------------------------  --------------------------------------
                                             1998               1997               1998                1997
                                       -----------------  -----------------  -----------------  -------------------
                                                                                          (Unaudited)
Revenue
  Water and related                          $3,211,807         $2,521,642         $2,861,942           $2,351,148
  Rentals                                        49,288             47,460             83,030               68,350
  Pool                                           68,349             75,419             36,250               42,598
                                             ----------         ----------         ----------           ----------

  Net revenue                                 3,329,444          2,644,521          2,981,222            2,462,096

Cost of goods sold exclusive of
 depreciation and amortization                   501,288           415,263            381,584              362,822
                                              ----------        ----------         ----------           ----------


Gross profit                                  2,828,156          2,229,258          2,599,638            2,099,274
                                             ----------         ----------         ----------           ----------

Operating expenses
  Salaries and related                        1,310,303            987,703          1,162,449              982,628
  Administrative and general                    557,892            437,375            580,970              341,988
  Selling and delivery                          422,462            288,681            373,819              271,408
  Depreciation and amortization                 277,914            217,977            246,371              199,014
                                             ----------         ----------         ----------           ----------
                                              2,568,571          1,931,736          2,363,609            1,795,038
                                             ----------         ----------         ----------           ----------

Operating income                                259,585            297,522            236,029              304,236
                                             ----------         ----------         ----------           ----------

Other income (expense)
  Interest income                                 3,720              1,000             14,078                3,711
  Interest expense                             (142,803)          (111,308)          (107,335)            (108,066)
  Loss on sale of assets                         (2,871)                 -                  -                    -
                                             ----------         ----------         ----------           ----------
                                               (141,954)          (110,308)           (93,257)            (104,355)
                                             ----------         ----------         ----------           ----------

Income before income taxes                      117,631            187,214            142,772              199,881
                                             ----------         ----------         ----------           ----------

Provision for income taxes (Note 5)              34,403             63,062             31,410               41,140
                                             ----------         ----------         ----------           ----------

Net income and comprehensive income          $   83,228         $  124,152         $  111,362           $  158,741
                                             ==========         ==========         ==========           ==========


Basic and diluted earnings per share              $0.03              $0.05              $0.04                $0.06
                                             ==========         ==========         ==========           ==========

Weighted average number of shares
 outstanding                                  2,695,495          2,695,495          2,972,586            2,695,495
                                             ==========         ==========         ==========           ==========

                                                See notes to financial statements.

                        ELDORADO ARTESIAN SPRINGS, INC.


                       Statement of Stockholders' Equity
                      Years Ended March 31, 1998 and 1997
                and for the Nine Months Ended December 31, 1998




                                       Common Stock               Additional
                             --------------------------------      Paid-in          Retained
                                 Shares           Amount           Capital          Earnings           Total
                             ---------------  ---------------  ---------------  ----------------  ---------------
Balance - March 31, 1997           2,695,495           $2,695         $294,875          $170,122       $  467,692

Net income for the year                    -                -                -            83,228           83,228
                                   ---------           ------         --------          --------       ----------

Balance - March 31, 1998           2,695,495            2,695          294,875           253,350          550,920
                                   ---------           ------         --------          --------       ----------

Sale of common stock (Note7)         300,000              300          689,781                 -          690,081

Net income for the period
 April 1, 1998 to December
 31, 1998 (unaudited)                      -                -                -           111,362          111,362
                                   ---------           ------         --------          --------       ----------

Balance - December 31,
 1998 (unaudited)                  2,995,495           $2,995         $984,656          $364,712       $1,352,363
                                   =========           ======         ========          ========       ==========

                                                See notes to financial statements.

                        ELDORADO ARTESIAN SPRINGS, INC.

                            Statements of Cash Flows


                                                             Years Ended                    For the Nine Months Ended
                                                              March 31,                            December 31,
                                                 ------------------------------------  ------------------------------------
                                                        1998               1997              1998               1997
                                                 ------------------  ----------------  -----------------  -----------------
                                                                                                   (Unaudited)
Cash flows from operating activities
 Net income                                            $    83,228         $ 124,152          $ 111,362        $   158,741
                                                       -----------         ---------          ---------        -----------
 Adjustments to reconcile net income to net
  cash provided by operating activities -
   Depreciation and amortization                           277,914           217,977            246,371            199,014
   Loss on sale of asset                                     2,871                 -                  -                  -
   Deferred income taxes                                    14,720            16,929             14,070                  -
   Changes in certain assets and liabilities -
     Accounts receivable                                  (221,480)          (42,994)           (76,036)          (197,642)
     Inventories                                           (30,153)            3,662           (124,003)           (42,471)
     Prepaid expenses and other                            (37,420)            5,890             19,130              1,126
     Accounts payable                                       31,944            44,205            (36,876)            52,213
     Accrued expenses                                      (10,765)            8,942            (33,702)            (3,912)
     Deposits                                               15,620             9,695             (5,042)            (2,564)
                                                       -----------         ---------          ---------        -----------
                                                            43,251           264,306              3,912              5,764
                                                       -----------         ---------          ---------        -----------
       Net cash provided by operating
        activities                                         126,479           388,458            115,274            164,505
                                                       -----------         ---------          ---------        -----------

Cash flows from investing activities
 Purchase of property, plant and equipment                (535,578)         (176,207)          (365,091)          (563,963)
 Proceeds from sale of asset                                 2,750                 -                  -                  -
                                                       -----------         ---------          ---------        -----------
       Net cash flows used in investing
        activities                                        (532,828)         (176,207)          (365,091)          (563,963)
                                                       -----------         ---------          ---------        -----------

Cash flows from financing activities
 Proceeds from line-of-credit                               40,000                 -                  -                  -
 Proceeds from additions to long-term debt               1,500,000                 -                  -          1,500,000
 Loan fees and origination cost                            (19,776)                -                  -            (17,534)
 Payments on line-of-credit                                      -                 -            (40,000)                 -
 Payments on long-term debt                             (1,288,474)          (56,775)           (95,076)        (1,261,320)
 Proceeds from sale of common stock                              -                 -            825,000                  -
 Costs related to issuance of common stock                       -                 -           (134,919)                 -
 Deferred offering cost                                          -                 -            (41,493)                 -
 Restricted cash                                                 -                 -           (125,000)                 -
                                                       -----------         ---------          ---------        -----------
   Net cash flows provided by (used in)
    financing activities                         -----------------   ---------------   ----------------   ----------------
                                                           231,750           (56,775)           388,512            221,146
                                                       -----------         ---------          ---------        -----------

Net (decrease) increase in cash                           (174,599)          155,476            138,695           (178,312)

Cash - beginning of period                                 244,765            89,289             70,166            244,765
                                                       -----------         ---------          ---------        -----------

Cash - end of period                                   $    70,166         $ 244,765          $ 208,861        $    66,453
                                                       ===========         =========          =========        ===========



Continued on next page.

                                                See notes to financial statements.

                        ELDORADO ARTESIAN SPRINGS, INC.

                           Statements of Cash Flows


Continued from previous page.

Supplemental disclosures of cash flow information:
    Cash paid during the year for interest was $142,803 and $111,308 (March 31, 1998 and 1997, respectively) and $107,335 and $108,066 (December 31, 1998 and 1997, respectively).
    Cash paid during the year for income taxes was $33,844 and $44,445 (March
     31, 1998 and 1997, respectively) and $17,339 and $20,132 (December 31, 1998 and 1997, respectively).

Supplemental disclosure of noncash investing activity:
    During the year ended March 31, 1998 and nine months ended December 31, 1998, equipment was acquired through a capital lease for $41,050 and $114,822, respectively.

                      See notes to financial statements.

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements
Note 1 - Organization and Summary of Significant Accounting Policies
--------------------------------------------------------------------

Organization
------------

Eldorado Artesian Springs Inc. (the "Company") is a Colorado corporation which primarily sells bottled artesian spring water and rents water dispensers. The Company also rents housing, and during the summer months, it operates a natural artesian spring pool. The Company grants credit to its customers, substantially all of whom are located in Colorado.

Interim Financial Statements
----------------------------

In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company at December 31, 1998 and the results of its operations and changes in cash flows for the nine months ended December 31, 1998 and 1997. The results of operations for the nine months ended December 31, 1998 are not necessarily indicative of the results to be expected for the full year.

Inventories
-----------

Inventories consist primarily of water bottles and packaging and are stated at the lower of cost or market, on a first-in, first-out basis.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment are stated at cost. Machinery, equipment, furniture and fixtures are depreciated using various methods over their estimated useful lives which range from three to seven years. Buildings and improvements are depreciated using the straight-line method over their estimated useful lives which range from fifteen to thirty-nine years.

Other Assets
------------

Other assets consisting of water rights, customer list, loan fees, and plate costs are carried at cost and are being amortized on the straight-line basis over five to forty years.

Deposits
--------

Deposits consist primarily of deposits on bottles.

Deferred Offering Costs
-----------------------

Deferred offering costs represent amounts paid in connection with a future stock offering. Such amounts are capitalized upon a successful offering or expensed if the offer is never consummated.

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements


Note 1 - Organization and Summary of Significant Accounting Policies (continued)
--------------------------------------------------------------------------------

Revenue and Expense
-------------------

Revenue is recognized on the sale of its products as customer shipments are made. Returns are recognized when the product is received. Rental revenue is recognized on a monthly basis upon commencement of the lease agreement.

Stock Based Compensation
------------------------

The Company has adopted SFAS 123 "Accounting for Stock-Based Compensation" (SFAS
123), which requires disclosure of the fair value and other characteristics of stock options (Note 7). The Company has chosen under the provisions of SFAS 123 to continue using the intrinsic-value method of accounting for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25).

Basic Earnings Per Share
------------------------

During the year ended March 31, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). SFAS 128 established new definitions for calculating and disclosing basic and diluted earnings per share. Basic earnings per share is based upon the weighted average number of shares outstanding as defined in SFAS 128. No diluted earnings per share is presented as no there are no potential dilutive common shares.

Reclassifications
-----------------

Certain amounts for the year ended March 31, 1997 and nine months ended December 31, 1997, have been reclassified to conform with the 1998 presentation.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements

Fair Value of Financial Instruments
-----------------------------------

The carrying amounts of financial instruments including cash, accounts receivable, line-of-credit, accounts payable, deposits and accrued expenses approximated fair value as of March 31, 1998 and December 31, 1998 because of the relatively short maturity of these instruments.

Due to rates currently available to the Company for debt which are similar to terms on the remaining maturities, the fair value of existing debt approximates carrying value.

Advertising Costs
-----------------

Advertising costs are expensed as incurred.

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements


Note 2 - Selected Balance Sheet Information
-------------------------------------------

                                                                     March 31,             December 31,
                                                                        1998                   1998
                                                                --------------------  ----------------------
                                                                                           (Unaudited)
Accounts receivable
  Trade                                                                 $   508,320             $   580,669
  Less allowance for doubtful accounts                                      (10,000)                (10,000)
                                                                        -----------             -----------

                                                                        $   498,320             $   570,669
                                                                        ===========             ===========

Property, plant and equipment
  Land                                                                  $   225,194             $   225,194
  Buildings and improvements                                              1,101,748               1,163,335
  Machinery and equipment                                                 1,706,460               2,058,349
  Vehicles                                                                   19,831                  19,831
  Office furniture and fixtures                                              84,250                 147,287
                                                                        -----------             -----------
                                                                          3,137,483               3,613,996
  Less accumulated depreciation                                          (1,612,113)             (1,850,766)
                                                                        -----------             -----------

                                                                        $ 1,525,370             $ 1,763,230
                                                                        ===========             ===========

Other assets
  Water rights                                                          $   179,500             $   179,500
  Less accumulated amortization                                             (64,882)                (68,248)
                                                                        -----------             -----------

                                                                        $   114,618             $   111,252
                                                                        ===========             ===========
Accrued expenses
  Property taxes                                                        $    20,973             $    13,086
  Sales tax                                                                   9,408                  10,698
  Income taxes                                                               16,597                   2,586
  Payroll and payroll taxes                                                  32,152                  19,058
                                                                        -----------             -----------

                                                                        $    79,130             $    45,428
                                                                        ===========             ===========

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements


Note 3 - Long-Term Debt
-----------------------

Note Payable to Bank                                                 March 31,           December 31,
--------------------                                                   1998                  1998
                                                                -------------------  --------------------
                                                                                         (Unaudited)
Note payable to bank due June 20, 2012, interest at bank
 prime plus .5% (9% at March 31, 1998 and 8% at December 31,
 1998).  Monthly principal and interest payments of $12,244
 with all unpaid principal and interest due at maturity.
 Collateralized by substantially all assets of the Company
 and assignment of rents.                                                $1,167,692           $1,139,243

Note payable to bank due June 20, 2002, interest at 9.75%,
 monthly principal and interest payments of $6,346 with all
 unpaid principal and interest due at maturity.
 Collateralized by substantially all assets of the Company
 and assignment of rents.                                                   263,797              224,768

Capital Lease
-------------

Capital lease for equipment.  Monthly minimum lease payments
 of $3,159, due April 1, 2002.                                               82,286              112,641

Capital lease for equipment.  Monthly minimum lease payments
 of $3,274, due April 25, 2001.                                              41,050               97,918
                                                                         ----------           ----------

                                                                         $1,554,825           $1,574,570
                                                                         ==========           ==========

The cost of equipment under capital lease at March 31, 1998 and December 31, 1998 was $143,305 and $190,060 with accumulated depreciation of $25,404 and $45,775, respectively.

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements


Note 3 - Long-Term Debt (continued)
-----------------------------------

Future maturities of long-term debt:

                                                      Notes               Capital
Year Ending March 31, 1998                           Payable              Leases                Total
---------------------------------------------  -------------------  -------------------  -------------------
            1999                                       $   96,448             $ 38,803           $  135,251
            2000                                          103,756               40,157              143,913
            2001                                          114,122               40,157              154,279
            2002                                          125,525               25,263              150,788
            2003                                           79,087               15,286               94,373
            Thereafter                                    912,551                    -              912,551
                                                       ----------             --------           ----------
                                                        1,431,489              159,666            1,591,155
            Less amount representing interest                   -              (36,330)             (36,330)
                                                       ----------             --------           ----------
            Total principal                             1,431,489              123,336            1,554,825
            Less current portion                          (96,448)             (26,557)            (123,005)
                                                       ----------             --------           ----------

                                                       $1,335,041             $ 96,779           $1,431,820
                                                       ==========             ========           ==========


Note 4 - Line-of-Credit
-----------------------

The Company entered into an agreement with a bank for a line-of-credit of $100,000 due June 20, 1998. The interest rate is calculated at prime plus 1% which was 9.5% at March 31, 1998. Interest is payable monthly and the line is collateralized by substantially all of the assets of the Company. The outstanding balance at March 31, 1998 and December 31, 1998 was $40,000 and $0, respectively.


Note 5 - Income Taxes
---------------------

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements


Note 5 - Income Taxes (continued)
---------------------------------

The net current and long-term deferred tax in the accompanying balance sheet includes the following deferred tax assets and liabilities.

                                                                   March 31,             December 31,
                                                                     1998                    1998
                                                             ---------------------  ----------------------
                                                                                         (Unaudited)

Current deferred tax asset                                                 $16,829                $ 4,633
Current deferred tax liability                                                   -                      -
                                                                           -------                -------

Net current deferred tax asset                                             $16,829                $ 4,633
                                                                           =======                =======

Long-term deferred tax asset                                               $     -                $     -
Long-term deferred tax liability                                            52,921                 54,795
                                                                           -------                -------

Net long-term deferred tax liability                                       $52,921                $54,795
                                                                           =======                =======

The provision for income taxes is summarized as follows:

                                                 For the Years Ended            For the Nine Months Ended
                                                      March 31,                        December 31,
                                           --------------------------------  --------------------------------
                                                1998             1997             1998             1997
                                           ---------------  ---------------  ---------------  ---------------
                                                                                       (Unaudited)

    Current                                        $19,683          $46,133          $20,416          $26,741

    Deferred                                        14,720           16,929           10,994           14,399
                                                   -------          -------          -------          -------

      Total                                        $34,403          $63,062          $31,410          $41,140
                                                   =======          =======          =======          =======

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements


Note 5 - Income Taxes (continued)
---------------------------------

The following is a reconciliation of income taxes at the Federal Statutory rate with income taxes recorded by the Company.

                                                 For the Years Ended            For the Nine Months Ended
                                                      March 31,                        December 31,
                                           --------------------------------  --------------------------------
                                                1998             1997             1998             1997
                                           ---------------  ---------------  ---------------  ---------------
                                                                                       (Unaudited)

Computed income taxes at statutory rate
 - net of surtax                                   $31,503          $57,862          $28,910          $37,840

State income taxes, net of Federal
 income tax benefit and other                        2,900            5,200            2,500            3,300
                                                   -------          -------          -------          -------

                                                   $34,403          $63,062          $31,410          $41,140
                                                   =======          =======          =======          =======

Income tax amounts for unaudited periods are calculated using estimates based on projected year end income.

Deferred taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities and available tax credit carryforwards. Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                                     March 31,            December 31,
                                                                        1998                  1998
                                                                --------------------  --------------------
                                                                                          (Unaudited)

  Differences related to fixed assets                                      $(43,366)             $(58,691)
  Differences related to other assets                                        (9,555)               (8,300)
  Allowance for doubtful accounts                                             3,633                 3,633
  Alternative minimum tax and ITC credit carryforward                        13,196                13,196
                                                                           --------              --------

                                                                           $(36,092)             $(50,162)
                                                                           ========              ========

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements


Note 6 - Commitments
--------------------

The Company has various long-term leases for delivery trucks and equipment. The following is a schedule by year of future minimum lease payments as of March 31, 1998.

                                                                   March 31
Year Ending March 31,                                                1998
-----------------------------------------------------------  ---------------------
            1999                                                          $131,739
            2000                                                           112,314
            2001                                                            63,668
            2002                                                            38,086
            2003                                                             8,268
            Thereafter                                                           -
                                                                          --------

                                                                          $354,075
                                                                          ========

Total rental expense for the years ended March 31, 1998 and 1997 was $133,948 and $96,800, respectively. Total rent expense for the nine months ended December 31, 1998 and 1997 was $121,883 and $95,142, respectively.


Note 7 - Stockholders' Equity
-----------------------------

Reverse Stock Split
-------------------

On April 1, 1998, the Company filed with the state to amend its articles of incorporation to reflect a 12 to 1 reverse stock split that was previously approved by a vote of the shareholders. Accordingly, all weighted average share and per share information throughout the financial statements has been restated for periods prior to the reverse split.

Private Placement
-----------------

On April 22, 1998, the Company completed a private placement of 300,000 shares of common stock at $2.75 per share. The Company received proceeds net of offering costs of approximately $690,000 from the private placement of which $150,000 was placed in a joint account with the placement agent for a potential secondary public offering.

In connection with the private placement, the Company issued a warrant to purchase 30,000 and 250,000 shares of common stock at $3.30 and $11.00 per share, respectively. Both warrants are exercisable beginning April 22, 1999 and expire on April 22, 2003.

                        ELDORADO ARTESIAN SPRINGS, INC.

                         Notes to Financial Statements


Note 7 - Stockholders' Equity (continued)
-----------------------------------------

Stock Option Plan
-----------------

On May 19, 1998, the Company registered 875,000 shares of common stock of the Company pursuant to the 1997 stock option plan (the Plan). The Plan provides for the grant of stock options to employees, directors and consultants of the Company. From time to time, the board may grant options to advance the interest of the Company.

As of December 31, 1998, 495,500 options were outstanding, of which 113,500 are fully vested. 348,000 of the options were issued on May 26, 1998 and 150,000 were issued on December 7, 1998, with an option price of $2.75 per share, fair market value at the date of grant. Of the remaining 382,000 options, 68,700 vest in 1999, 71,900 in 2000, 75,100 in 2001, 79,300 in 2002, 45,000 in 2003,
13,000 in 2004, 14,000 in 2005 and 15,000 in 2006.  Options will terminate no later than the expiration of ten years from the date of grant, subject to earlier termination due to termination of service.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net income and income per share would have been decreased to the pro forma amounts indicated below:

                                                                                                For the Nine
                                                                                                Months Ended
                                                                                                 December 31,
                                                                                                     1998
                                                                                                -------------

Net income - as reported                                                                             111,362
Net loss - pro forma                                                                                 (10,282)
Basic income per share - as reported                                                                     .04
Basic loss per share - pro forma                                                                           -

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 1%; discount rate of 5.0% and expected lives of 10 years.

================================================================================
No dealer, sales person or any other person is authorized to give any information or to make any representation other than those contained in this prospectus in connection with this offering. You may not rely on such information or representations as having been given or made by Eldorado or any underwriter. This prospectus is not an offer to sell or a solicitation of an offer to buy the securities in any state where such offer or solicitation is not permitted. Delivery of this prospectus or any sale of the securities is not an indication that Eldorado's business has not changed since the date of this prospectus or that information in the prospectus is correct as of any time after the date of this prospectus.
                       ---------------------------------

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
Prospectus Summary............................................................. 1
          Eldorado Artesian Springs............................................ 1
          Key Facts............................................................ 1
          Summary of Financial Information..................................... 2
Risk Factors................................................................... 3
Additional Information......................................................... 7
Forward-Looking Information and Associated Risks............................... 7
Use of Proceeds................................................................ 8
Determination of the Offering Price............................................ 9
Dilution....................................................................... 9
Capitalization................................................................. 9
Management's Discussion and Analysis of
          Financial Condition and Results of Operations........................10
Eldorado and its Business......................................................14
Management.....................................................................21
Principal Stockholders.........................................................24
Certain Relationships and Related
          Transactions.........................................................24
Legal Proceedings..............................................................25
History of Security Placements.................................................25
Description of Securities......................................................25
Shares Eligible for Future Sale................................................26
Underwriting...................................................................28
Commission Position on Indemnification for
          Securities Act Liabilities...........................................30
Legal Matters..................................................................31
Experts........................................................................31
Index to Financial Statements.................................................F-1
                           -------------------------

Dealer prospectus delivery obligation until ______, 1999. All dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus as when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                                700,000 shares
                                      of
                                 Common Stock



                               ELDORADO ARTESIAN
                                 SPRINGS, INC.



                       --------------------------------
                                  PROSPECTUS
                       --------------------------------



                        Mills Financial Services, Inc.



                                 _______, 1999

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

          The articles of incorporation and bylaws of Eldorado provide that Eldorado shall indemnify to the fullest extent permitted by Colorado law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of Eldorado or is or was serving at the request of Eldorado in any capacity and in any other corporation, partnership, joint venture, trust or other enterprise. The Colorado Business Corporation Act (the "Colorado Act") permits Eldorado to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interests of Eldorado or, if such officer or director was not acting in an official capacity for Eldorado, he or she reasonably believed the conduct was not opposed to the best interests of Eldorado. Indemnification is mandatory if the officer or director was wholly successful, on the merits or otherwise, in defending such proceeding. Such indemnification (other than as ordered by a court) shall be made by Eldorado only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors or of a committee of at least two disinterested directors, or by independent legal counsel or by the shareholders.

          In addition, the articles of incorporation provide for the elimination, to the extent permitted by Colorado law, of personal liability of directors to Eldorado and its shareholders for monetary damages for breach of fiduciary duty as directors. The Colorado Act provides for the elimination of personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to Eldorado, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.

          Eldorado has acquired directors and officers liability insurance.

          See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated costs and expenses to be borne by Eldorado in connection with the offering described in the Registration Statement, other than underwriting Commissions and discounts.

Registration Fee......................................  $  1,342
National Association of Securities Dealers, Inc. Fee..       983
Non-Accountable Expense Allowance.....................   126,000
Legal Fees and Expenses...............................    50,000
Accounting Fees and Expenses..........................    25,000
Printing and Engraving Expenses.......................    35,000
Blue Sky Fees and Expenses............................    15,000
Transfer Agent's and Registrar' s Fees................     1,000
Market Listing Fees...................................    10,000
Miscellaneous.........................................       675
Total.................................................   265,000
                                                         =======

Item 26. Recent Sales of Unregistered Securities.

          The Registrant sold the following unregistered securities during the past three years.

          During 1998, the following transaction  occurred:

  (1) On April 22, 1998, Eldorado sold 300,000 shares of its common stock to accredited investors through Mills Financial Services, Inc. for the aggregate offering price of $825,000. Eldorado believes such transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the "Securities Act") by virtue of the exemption contained in Section 4(2) of the Securities Act and Rules 505 and 506 of Regulation D.

Item 27. Exhibits

Exhibit
Number                              Description of Exhibit
                                    ----------------------

1.1            Form of Underwriting Agreement between Eldorado and the
               underwriter, as amended.
1.2            Form of warrant to be issued to the underwriter
3.1            Articles of Incorporation, as amended, incorporated by reference to Exhibit 3.1 filed with Eldorado's Form 10-KSB for the fiscal year ended
               March 31, 1998
3.2            Bylaws of Eldorado, incorporated by reference to Exhibit No. 3 to the Registration Statement (No. 33-6738-D)
4.1            Form of certificate for shares of common stock.**
5.1            Opinion of Chrisman, Bynum & Johnson, P.C.*
10.1           Eldorado Artesian Springs, Inc. 1997 Stock Option Plan*
10.2           Promissory Note with First National Bank of Boulder County dated
               June 27, 1997*
10.3           Deed of Trust to secure a loan from First National Bank of
               Boulder County dated June 27, 1997*
10.4           Water Augmentation Agreement dated December 8, 1998
23.1           Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2           Consent of Chrisman, Bynum & Johnson, P.C. (included in its opinion filed as Exhibit 5.1)
24.1           Power of Attorney (included in signature page of original filing)
______________________

*Previously filed
** To be filed by amendment

Item 28.  Undertakings.

          The undersigned small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder State of Colorado, on the 10th day of February, 1999.

                              ELDORADO ARTESIAN SPRINGS, INC.

                              By:/s/ Douglas A. Larson
                                 ----------------------------------------------
                              Douglas A. Larson, Chief Executive Officer
                              (Principal Executive Officer)



          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Name                           Title                         Date
              ----                           -----                         ----

/s/ Douglas A. Larson          President, Chief Executive Officer,   February 10,1999
-----------------------------  Director
Douglas A. Larson


 /s/ Douglas A. Larson, POA    Vice President and Secretary          February 10, 1999
-----------------------------  Director
Kevin M. Sipple

/s/ Douglas A. Larson, POA     Vice President, Director              February 10, 1999
-----------------------------
Jeremy S. Martin

/s/ Cathleen M. Collins        Chief Financial Officer (Principal    February 10, 1999
-----------------------------  Financial Officer)
Cathleen M. Collins

/s/ Douglas A. Larson, POA     Director                              February 10, 1999
-----------------------------
George V. Schmidt

/s/ Douglas A. Larson, POA     Director                              February 10, 1999
-----------------------------
Don P. Van Winkle